Exhibit 2.12

ASSET PURCHASE AGREEMENT

BETWEEN

COMPUWARE CORPORATION

AND

MEP PX ACQUISITION LLC

DATED AS OF JANUARY 7, 2014

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ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		39
6.1	Organization and Corporate Power	39
6.2	Authorization of Transactions	39
6.3	No Conflicts	40
6.4	Financing	40
6.5	Limitations on Warranties	40
ARTICLE VII TERMINATION		40
7.1	Termination	40
7.2	Effect of Termination	41
ARTICLE VIII INDEMNIFICATION AND RELATED MATTERS		41
8.1	Survival; Risk Allocation	41
8.2	Indemnification	42
ARTICLE IX ADDITIONAL AGREEMENTS		46
9.1	Tax Matters	46
9.2	Access to Information	48
9.3	Press Releases and Announcements	49
9.4	Further Assurances	49
9.5	Specific Performance	49
9.6	Expenses	49
9.7	Exclusivity	50
9.8	Transitional Assistance	50
9.9	Employee and Related Matters	50
9.10	Non-Competition; Non-Solicitation and Confidentiality	51
9.11	Financial Information	53
9.12	Payments With Respect to Fees	53
9.13	Recordation of Transfer of Intellectual Property	54
9.14	Trademarks; Tradenames; Domain Names	54
9.15	Customer Litigation	54
9.16	Subleased Facilities	54
ARTICLE X MISCELLANEOUS		54
10.1	Amendment and Waiver	54
10.2	Notices	54
10.3	Binding Agreement; Assignment	55
10.4	Severability	55
10.5	Construction	55
10.6	Captions	56
10.7	Entire Agreement	56
10.8	Counterparts	56
10.9	Governing Law	56
10.10	Bulk Transfer Laws	56
10.11	Consent to Jurisdiction	56
10.12	Delivery	56
10.13	Waiver of Jury Trial	57
10.14	No Third Party Beneficiaries	57
10.15	Disclosure Schedules	57
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INDEX OF EXHIBITS

Exhibit A	Selling Affiliates
Exhibit B	Form of Affiliate Asset Purchase Agreement
Exhibit C	Arrangements Regarding Purchased Contracts
Exhibit D	Arrangements Regarding Transition Services
Exhibit E	Form of Technology Rights and Intellectual Property Licensing Agreement

INDEX OF SCHEDULES AND DISCLOSURE SCHEDULES

Schedule 1.1(a)	Knowledge Group
Schedule 1.1(b)	Products
Schedule 1.1(c)	Product Software
Schedule 1.1(d)	Specified Contracts
Schedule 2.1(a)(i)	Prepaid Assets
Schedule 2.1(a)(ii)(a)	Computers, Servers, Related Equipment and Software
Schedule 2.1(a)(ii)(d)	Furniture
Schedule 2.1(a)(vii)(a)	Patents
Schedule 2.1(a)(vii)(b)	Trademarks
Schedule 2.1(a)(vii)(c)	Purchased Intellectual Property Rights
Schedule 2.1(a)(xiii)	Other Purchased Assets
Schedule 2.1(b)(xi)	Non-Excluded Furniture
Schedule 2.1(b)(xiii)	Other Excluded Assets
Schedule 2.2(a)(ii)	Current Liabilities
Schedule 2.2(a)(iii)	Other Assumed Liabilities
Schedule 2.4(c)	Independent Accounting Firm
Schedule 2.8	Customer Matters
Schedule 3.1(d)	Required Consents
Schedule 3.1(h)(A)	Scheduled Employee Threshold
Schedule 3.1(h)(B)	Employee Threshold Procedures
Disclosure Schedule 5.3	Absence of Conflicts
Disclosure Schedule 5.4	Statements
Disclosure Schedule 5.4(b)	Current Balance Sheet
Disclosure Schedule 5.5	Undisclosed Liabilities
Disclosure Schedule 5.5(b)	Liability Threshold Amount
Disclosure Schedule 5.6	Absence of Certain Developments
Disclosure Schedule 5.8	Material Contracts
Disclosure Schedule 5.9	Restrictions on Business Activity
Disclosure Schedule 5.10(a)	Intellectual Property
Disclosure Schedule 5.10(c)	Intellectual Property
Disclosure Schedule 5.10(g)	Intellectual Property
Disclosure Schedule 5.10(j)	Product Software
Disclosure Schedule 5.10(k)	Product Defects
Disclosure Schedule 5.11	Litigation; Proceedings
Disclosure Schedule 5.12	Governmental Licenses and Permits
Disclosure Schedule 5.13(a)	Employees
Disclosure Schedule 5.13(c)	Collective Bargaining Agreements
Disclosure Schedule 5.13(d)	Employee Actions
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Disclosure Schedule 5.13(e)	Compensation Agreements
Disclosure Schedule 5.13(f)	Labor Contracts
Disclosure Schedule 5.14(a)	Employee Benefit Plans
Disclosure Schedule 5.14(b)	Unfunded Employee Benefit Plans
Disclosure Schedule 5.14(d)	Defined Benefit Plans
Disclosure Schedule 5.14(e)	Pensions
Disclosure Schedule 5.14(f)	Acceleration of Benefits
Disclosure Schedule 5.15	Product Warranties
Disclosure Schedule 5.17	Affiliate Transactions
Disclosure Schedule 5.18(c)	Acquired Business Facilities
Disclosure Schedule 5.19	Customers and Suppliers
Disclosure Schedule 5.21	Sufficiency
Disclosure Schedule 5.23	Brokers
Disclosure Schedule 5.25	Export Control Laws
Schedule 9.1(f)	Installment Payment Contracts
Schedule 9.1(g)	Delivery Method
Schedule 9.9	Scheduled Employees
Schedule 9.10	Scheduled Competitors
Schedule 9.16	Subleased Facilities
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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of January 7, 2014, by and between Compuware Corporation, a Michigan corporation (“Seller”), and MEP PX Acquisition LLC, a Delaware limited liability company (“Buyer”).  Seller and Buyer are together referred to herein as the “Parties” and individually as a “Party.”  Capitalized terms used in this Agreement without definition shall have the meaning given to such terms in Article I hereof.

RECITALS

A.            Seller is engaged in, among other businesses, the Acquired Business.

B.            Buyer desires to acquire from Seller and the Selling Affiliates, and Seller and the Selling Affiliates desire to sell to Buyer and the Buying Affiliates, the Purchased Assets and the Assumed Liabilities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1                Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means, collectively, the following:

(i)            Professional Services Business;

(ii)            Uniface; and

(iii)            Changepoint.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person other than Buyer and its Affiliates relating to, whether in a single transaction or series of related transactions (i) any sale, recapitalization or other disposition of the Acquired Business or a portion of the Purchased Assets, (ii) any purchase, lease or license of a portion of the Purchased Assets or (iii) any other transaction having a similar effect to those described in clauses (i) and (ii).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliate Assumed Liabilities” means all of the Assumed Liabilities that are Liabilities of a Selling Affiliate as of the Closing Date.

“Affiliate Purchased Assets” means all of the Purchased Assets that are owned by a Selling Affiliate as of the Closing Date.

“Assumed Acquired Business Lease” means the Acquired Business Leases that constitute Purchased Contracts.

“Business Unit” means, individually, any of (i) the Professional Services Business, (ii) Uniface, or (iii) Changepoint.

“Changepoint” means the Changepoint business unit of the Seller and the Selling Affiliates.

“Closing Date Accounts Receivable Amount” means the amount of Closing Date Accounts Receivable, reduced by all sales Tax, goods and services Tax and VAT included therein and directly attributable thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, instrument, statement of work or arrangements for consulting services or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which Seller or a Selling Affiliate is a party or by which they, or any of their assets, are subject or bound (including all covenants not to compete and assignments of inventions).

“Employment Liabilities” means, with respect to any past or present employee or contractor of Seller or any Affiliate of Seller (including the Selling Affiliates), including the Scheduled Employees, and any of their dependents or beneficiaries, any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under any Contract or Employee Benefit Plan, or under any law, regulation, business permit, litigation, claim, assessment, action, suit, proceeding, order, judgment, decree, investigation or arbitrator award of any kind relating to any Contract or Employee Benefit Plan, or otherwise relating to any such employee or contractor and his or her service or employment with Seller or any Affiliate of Seller (including the Selling Affiliates) and the termination thereof, including:

(i)        all Liabilities for earned but unpaid compensation of any kind, including, without limitation, retroactive pay raises, commission payments, officer or employee bonuses or profit-sharing plans or payments;

(ii)        all Liabilities with respect to any accrued vacation or paid time off;

(iii)        any amounts owed to any Person under any noncompetition, nonsolicitation, severance or similar arrangements;

(iii)        any change-of-control, retention or similar payment, severance payment, pay in lieu of notice, or severance obligation, including in all cases severance obligations and termination indemnities that result from terminations of employment after the Closing (including, for greater certainty, all notice of termination, pay in lieu of notice and severance pay obligations and costs related to those Scheduled Employees who refuse Buyer’s offer of employment, whether arising under Contract, statute, common law or otherwise);

(iv)        any Liability under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements;

(v)        any Liability with respect to pension or retirement plans, including pension or retirement plans established by Buyer that have Liability that results from service or employment with Seller or any Affiliate of Seller;

(vi)        any obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA; and

(vii)        any increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement and the other Transaction Documents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person who, together with Seller, is or was, at a relevant time, treated as a single employer under Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“IFRS” means International Financial Reporting Standards, consistently applied.

“Indebtedness” means (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument or upon which interest payments are customarily made, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (excluding deferred revenue in connection with the sale of Products), (iv) any commitment by which a Person assures a creditor against loss (including any contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including any guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any off-balance sheet financing of a Person (but excluding all operating leases), (ix) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date and (x) any Liabilities incurred by such Person (including any fees, costs and expenses incurred on behalf of Seller) in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of such Person’s and its Affiliates’ obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

“Intellectual Property” means Technology and Intellectual Property Rights.

“Intellectual Property Rights” means all registered and unregistered intellectual property rights throughout the world, including all of the following items along with all rights associated with the following:  (i) any rights in or with respect to the protection of any know-how, invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, utility model, patent application, statutory invention registration or patent disclosure for the foregoing, together with any reissuance, division, continuation, continuation-in-part, revision, extension, or reexamination of any patent; (ii) any trademark, service mark, trade dress, or logo, whether or not registered, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application for registration, registration, or renewal of the foregoing; (iii) any copyright for any work (including, but not limited to, advertising and promotional materials, catalogs, logo designs, software, compilations of data, and website content), and any application for registration, registration, or renewal of the copyright; (iv) any trade-secret and other rights in or with respect to the protection of any confidential or proprietary business information (including, but not limited to, any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal); (v) any industrial–design rights and any registrations and applications therefor; (vi) database rights, semiconductor topography rights, domain name rights, trade name rights and neighboring rights; (vii) any similar, corresponding or analogous rights to any of the foregoing; and (viii) the right to sue and recover damages, attorneys’ fees and costs for any past, present and future infringement, misappropriation or violation of any of the foregoing.

“Knowledge” as used in the phrases “to the Knowledge of Seller”, “to Seller’s Knowledge” or phrases of similar import means the actual knowledge of the individuals set forth on Schedule 1.1(a).

“Liability” means any liability, debt, obligation, deficiency, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Licenses” means permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, state and local governments or regulatory authorities, or other similar rights.

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Seller or any of its Affiliates (including the Selling Affiliates) and any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute, in each case that affects a Purchased Asset.

“Material Adverse Effect” means an event, condition or change which, together with any other events, conditions or changes, has had or would reasonably be expected to have a material adverse effect on the Acquired Business, the Purchased Assets or the Assumed Liabilities, except for any such event, condition or change resulting, directly or indirectly, from (i) the public announcement of this Agreement, (ii) any change in applicable accounting standards, such as GAAP or IFRS, but only to the extent it does not disproportionately affect the Purchased Assets, the Assumed Liabilities or the Acquired Business,  (iii) any change in applicable law, but only to the extent it does not disproportionately affect the Purchased Assets, the Assumed Liabilities or the Acquired Business, (iv) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but only to the extent it does not disproportionately affect the Purchased Assets, the Assumed Liabilities or the Acquired Business, or (v) any change in general economic conditions or the financial or securities markets generally, but only to the extent it does not disproportionately affect the Purchased Assets, the Assumed Liabilities or the Acquired Business.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) Liens for property or ad valorem Taxes which are not due and payable as of the Closing, (ii) Liens constituting contractual license terms under Purchased Contracts, and (iii) materialmen’s, mechanics’, carriers, warehousemen’s, workmen’s and repairmen’s liens occurring in the Ordinary Course of Business for amounts not yet due and payable, in each case, only to the extent that such Liens also constitute Assumed Liabilities.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Prime Purchased Technology” means: (i) the Computer Devices primarily related to, or primarily used or held for use in the operation of, the Acquired Business, including those set forth on Schedule  2.1(a)(ii)(a); (ii) the Product Software; (iii) all Technology that is otherwise listed on any of Schedules 2.1(a)(i) - 2.1(a)(xv); and (iv) all Technology that is otherwise primarily related to, or primarily used or held for use in the operation of, the Acquired Business, including any such Technology primarily related to, or primarily used or held for use in the operation of, the Acquired Business that may currently be loaded or stored on the computers, servers or other equipment that are not Purchased Assets (including, for example, any such Software, data and other Technology loaded or stored on any subdivisions, virtual machines or similar portions of any servers that are primarily used for other businesses of the Seller).

“Products” means any and all products, services and business solutions, in whatever stage of development and in whatever form, that (i) are designed, developed, sold, licensed, provided or delivered by or for each of the Business Units, including software products delivered on a software-as-a-services basis, or (ii) are otherwise listed in Schedule 1.1(b), together with the Product Software for all such products, services and business solutions.

“Product Software” means (i) all Software that constitutes, or is included in or part of, any version of the Products (other than the COS, LM, HCI/UMPIRE, and DLM Software that is defined, and licensed from Sellers to Buyers, pursuant to the Technology Rights and Licensing Agreement Attached as Exhibit E) and (ii) all Software that is used to support the Products (including in the use, operation, programming, verification, testing, support, application provision or delivery of the Products) and that is primarily related to, or primarily used or held for use in the operation of, the Acquired Business, including the Software listed on Schedule 1.1(c), all versions of any of the foregoing, and any Software from which any of the foregoing Software was derived or that was derived from such Software.

“Professional Services Business” means the Professional Services Business business unit of the Seller and the Selling Affiliates.

“Purchased Contract” means each Contract that is primarily related to, or primarily used in connection with, the Acquired Business, except for any such Contract that (a):

(i)            relates to the (A) acquisition of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise; (B) disposition or acquisition of material assets (outside of the Ordinary Course of Business), or any material interests in any Person or business enterprise, (C) acquisition of any equity securities in any Person; or (D) creation of any partnership, joint venture, joint development, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities;

(ii)                   evidences or otherwise relates to any Indebtedness or guarantee of any Indebtedness;

(iii)                  is with a governmental entity or agency within the United States;

(iv)                  gives rise to Employment Liabilities or otherwise relates to employment matters of any kind or nature, including any employee Contract, benefit plans or collectively bargained agreement, including with any union, works council or similar labor entity;

(v)                  is an Acquired Business Lease; or

(vi)                  relates to the settlement of any action, suit, claim, complaint, litigation, investigation, audit, proceeding arbitration or similar dispute;

and (b) is not set forth on Schedule 1.1(d) attached hereto (each Contract set forth on Schedule 1.1(d), a “Specified Contract”). For the avoidance of doubt, Specified Contracts shall constitute Purchased Contracts.  With respect to Shared Contracts, the portion of each such Shared Contract that is primarily related to, or primarily used in connection with, the Acquired Business shall be deemed to be a Purchased Contract hereunder except to the extent such portion of the Shared Contract falls within any of clauses (i)-(vi) above and is not a Specified Contract.

“Release” shall have the meaning set forth in CERCLA.

“Scheduled Employees” means each of the employees of Seller or any of its Affiliates (including Selling Affiliates) identified on Schedule 9.9 hereto.

“Selling Affiliates” means each Affiliate of Seller identified in Exhibit A and each other Affiliate of Seller that holds any right, title or interest in or to any of the Purchased Assets.

“Shared Contract” means a Contract that relates to, or is used in, both the Acquired Business and any portion of the business of Seller and its Affiliates that does not constitute the Acquired Business.

“Software” means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including speech and sound data), development or control systems, tools and environments, and user interfaces, in any form or format, however fixed.  Software includes source code listings, cell libraries, and related documentation and manuals.

“Straddle Period” means any Tax period commencing on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director, manager, or general partner of such partnership, limited liability company, association or other business entity.

“Tax” or “Taxes” means any federal, state, local or foreign income, profits, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Code §59A), customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax or escheat obligation or other similar charges, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of another Person.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes and including any attachments thereto and amendment thereof.

“Technology” means all technology, whether in electronic, written or other media, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, algorithms, routines, Software, files, databases, works of authorship, processes, Computer Devices, prototypes, lab notebooks, development and equipment, schematics, test methodologies and documentation, any media on which any of the foregoing is recorded, and any other tangible embodiments of the foregoing.

“Transaction Documents” means (i) this Agreement, a Bill of Sale and Assignment agreement in customary form to be agreed to by Buyer and Seller prior to Closing (the “Bill of Sale and Assignment Agreement”), a transition services agreement in customary form to be agreed to by Buyer and Seller prior to Closing and consistent with Exhibit D (the “Transition Services Agreement”), the Subleases (if any) and the executed form of each agreement and instrument attached as an Exhibit hereto, and (ii) each Transfer Document. Transaction Documents shall also include, if requested by a lessor or is otherwise reasonably requested by either party, a separate assignment of any Assumed Acquired Business Lease.

“Transfer Taxes” means any transfer, documentary, sales, use, VAT, stamp, registration or other similar fees and Taxes.

“Uniface” means the Uniface business unit of the Sellers and the Selling Affiliates.

“VAT” means value added Taxes, goods and services Taxes, and similar Taxes.

1.2               Other Definitions.  Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term

5.18(c)	Acquired Business Facilities
5.18(c)	Acquired Business Leases
2.6(c)	Affiliate Asset Purchase Agreement
Preamble	Agreement
8.1(a)	Applicable Limitation Date
2.2(a)	Assumed Liabilities
8.2(c)(ii)	Basket
Preamble	Buyer

Section Reference	Defined Term

8.2(a)	Buyer Parties
9.9(d)	Buyer’s FSA
2.6(d)	Buying Affiliate
8.2(c)(ii)	Cap
2.3(b)	Cash Closing Payment
2.6(a)	Closing
2.6(a)	Closing Date
2.3(b)	Closing Date Accounts Receivable
2.4(a)	Closing Date Accounts Receivable Amount
2.4(c)	Collected Amount
9.10(a)	Competitive Business
2.1	Computer Devices
9.10(c)	Confidential Information
2.4(b)	Determination Date
Article V	Disclosure Schedules
5.14(a)	Employee Benefit Plans
5.14(c)	ERISA
2.1(b)	Excluded Assets
2.1(b)(ii)	Excluded Contracts
2.2(b)	Excluded Liabilities
3.1(e)	HSR Act
8.2(d)(i)	Indemnified Party
8.2(d)(i)	Indemnifying Party
5.12	Licenses
8.2(a)	Loss
8.2(a)	Losses
3.1(a)	Material Adverse Effect
5.8(a)	Material Contracts
2.3(a)	Net Purchase Price
9.10(a)	Non-Compete Period
Preamble	Parties
Preamble	Party
9.1(d)	Post-Closing Seller Return
5.10(b)	Product Intellectual Property
2.1(a)	Purchased Assets
2.1(a)(iv)	Purchased Contracts
2.1(a)(vii)	Purchased Intellectual Property Rights
5.17	Related Party
2.7	Resulting Exclusive Contract
Preamble	Seller
8.2(b)	Seller Party
8.2(b)	Seller Parties
9.1(d)	Seller Returns
9.9(d)	Seller’s FSA
9.16	Sublease
9.16	Subleased Facilities
9.1(d)	Tax Collection Rights
5.13(c)	WARN Act

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1                Purchase of Assets.

(a)        On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall (or shall cause one or more of its Buying Affiliates to) purchase or be assigned and assume from the applicable Seller or Selling Affiliate, and Seller shall, and shall cause the Selling Affiliates to, sell, convey, assign, transfer and deliver, free and clear of all Liens (except for any Permitted Liens), all of Seller’s and the Selling Affiliates’ right, title and interest as of the Closing Date in and to (x) all benefits and rights (including rights in respect of past, present or future non-performance or breach) under the Purchased Contracts, (y) all of the other assets, properties and rights (other than Contracts) that are primarily related to, or primarily used or held for use  in connection with, the Acquired Business, except for the Excluded Assets, and (z) such other assets, properties and rights expressly identified in clauses (i) – (xv) of this Section 2.1 ((x), (y) and (z), collectively, the “Purchased Assets”).  The Purchased Assets include the following:

(i)            Except for items listed on Schedule 2.1(a)(i), all prepayments, security deposits, prepaid expenses and other prepaid assets made by Seller or any Selling Affiliate under any Purchased Contract;

(ii)            (a) all computers, servers and all related equipment (including all laptops, desktops and associated computer hardware, including any external storage devices and storage media) (collectively, “Computer Devices”) primarily related to, or primarily used or held for use in connection with, the Acquired Business, including those set forth on Schedule  2.1(a)(ii)(a), and Software, data and other Technology loaded or stored thereon that is primarily related to, or primarily used or held for use in connection with, the Acquired Business; (b) to the extent assignable, rights to all telephone numbers that are primarily related to, or primarily used or held for use in connection with, the Acquired Business, (c) cellular telephones and associated telephone numbers (but only to the extent transferable) and laptop or desk Computer Devices that are used by or held for use by any of the Scheduled Employees and all Software, data and other Technology that is loaded or stored thereon that is primarily related to, or primarily used or held for use in connection with, the Acquired Business; (d) except as set forth on Schedule 2.1(a)(ii)(d), all office furniture including printers, copiers, desks, chairs, filing cabinets, and cubicle dividers that are located at an Assumed Acquired Business Lease facility or at a Subleased Facility; and (e) all office furniture, including printers, copiers, desks, chairs, filing cabinets, and cubicle dividers that are currently located on the fifth and eighth floors (excluding such items in the common areas known as the “Welcome Center” and “Briefing Center” on the eighth floor) of the Seller’s facility located at One Campus Martius, Detroit, Michigan;

(iii)             (a) the Product Software and (b) any additional Software, data and other Technology that is primarily related to, or primarily used or held for use  in connection with, the Acquired Business, including all copies and tangible embodiments of any of the foregoing, even if currently loaded or stored on the computers, servers or other equipment that are not Purchased Assets (including, for example, any such Software, data and other Technology loaded or stored on any subdivisions, virtual machines or similar portions of any servers that are primarily used for other businesses of the Seller);

(iv)            all lists and records pertaining to customer accounts (whether past, present or under development), sale order history, customer support, development issue tracking, sales plan opportunities, sales pipeline, licensing data, suppliers, personnel and agents that are primarily related to, or primarily used or held for use  in connection with, the Acquired Business;

(v)            except for the Tax Collection Rights, all claims, deposits, warranties, guarantees, refunds (other than Tax refunds except as described in Section 2.1(a)(vi)), causes of action, rights of audit, rights of recovery, rights of set-off and rights of recoupment of every kind and nature under Purchased Contracts or that are primarily related to, or primarily used or held for use  in connection with, the Acquired Business;

(vi)            any refund, credit, adjustment or similar benefit (including interest thereon or claims therefor) with respect to Taxes related to the Purchased Assets or the Acquired Business to the extent paid by, allocated pursuant to the Transaction Documents to, borne by or earned by Buyer or its Affiliates (whether pursuant to this Agreement or otherwise);

(vii)            all Intellectual Property Rights and interests therein primarily related to, or primarily used or held for use  in connection with, the Acquired Business, including (a) the patents, patent applications and patent disclosures set forth on Schedule  2.1(a)(vii)(a); (b) the trademark registrations and trademark applications set forth on Schedule  2.1(a)(vii)(b); and (c) all Intellectual Property Rights in the Prime Purchased Technology, including the Intellectual Property Rights set forth on Schedule 2.1(a)(vii)(c) (collectively, the “Purchased Intellectual Property Rights”);

(viii)            all insurance, warranty and condemnation net proceeds received before, on or after the Closing Date with respect to damage, non-conformance of or loss to any of the Purchased Assets that occurred before, on or after the Closing Date to the extent not already expended to remediate such damage, non-conformance or loss;

(ix)            copies of all Purchased Contracts and, subject to Section 2.1(b) below, excluding Tax Returns, Tax audit reports and other Tax documents that include all operations of Seller, copies of all books, records, ledgers, files (including all financial, business and marketing plans and information), documents, mail, correspondence, lists, studies and reports and other printed or written materials (including all advertising, marketing and promotional materials), in each case, related to the Acquired Business (from which, at the option of Seller, information that is not related to the Acquired Business has been redacted) whether evidenced in writing or electronic data;

(x)            all data extracts or copies created or provided by Seller from all relevant systems (including, but not limited to, personnel (to the extent permitted under applicable law), finance, sales, and payroll), in formats reasonably satisfactory to Buyer, and details of current business processes and systems in a format that Seller or a Selling Affiliate can reasonably provide, in each case, primarily related to, or primarily used or held for use in connection with, the Acquired Business;

(xi)            all unbilled accounts receivable as of the Closing Date in respect of the Business Units;

(xii)            any goodwill associated with any Business Unit;

(xiii)            all rights, title and interest in, to and under the Licenses owned, possessed or used by Seller or any Selling Affiliate that are primarily related to the Acquired Business to the extent transferable to Buyer or the applicable Buyer Affiliate;

(xiv)            intercompany assets or intercompany receivables solely between the Business Units; and

(xv)            those other assets listed on Schedule 2.1(a)(xv).

(b)            Excluded Assets.  The following assets, properties and rights of Seller and the Selling Affiliates (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby:

(i)            all assets that are not set forth or described in Section 2.1, including all assets giving rise to Seller’s and each Selling Affiliate’s own corporate identity (including the corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books) and any equity securities held by Seller or any Selling Affiliate in any Person;

(ii)            all rights under any Contract that is not a Purchased Contract (such Contracts collectively, the “Excluded Contracts”);

(iii)            all cash and cash equivalents as of the Closing Date and all rights in any bank accounts of Seller or the Selling Affiliates,  even if primarily related to or used or held for use in the Acquired Business;

(iv)            all billed accounts receivable as of the Closing Date in respect of the Business Units;

(v)            any employee benefit plan of any kind sponsored, maintained or contributed to by Seller, the Selling Affiliates or any ERISA Affiliate;

(vi)            any intercompany receivables or intercompany assets between the Seller or any of its Affiliates or between the Seller’s Affiliates, except to the extent any such intercompany receivables or intercompany assets are solely between the Business Units (in which case they will be treated as Purchased Assets);

(vii)            the accounting records, Tax Returns and other books and records of Seller and the Selling Affiliates that are not specifically identified in Section 2.1, provided that Seller and the Selling Affiliates shall provide copies of any such books and records (other than Tax Returns) to Buyer to the extent related to the Acquired Business, with redactions of information not related to the Acquired Business at Seller’s option;

(viii)            any Tax asset of any kind or nature whatsoever, including all rights to or claims for refunds of Taxes paid by Seller and Seller’s right to reimbursement of prepaid VAT as described in Section 9.1(f), other than any Tax assets described in Section 2.1(a)(vi);

(ix)            all prepaid sales, use or value added Taxes paid by Seller or Selling Affiliates;

(x)            insurance policies and associated prepayments and rights of recovery (except to the extent constituting a Purchased Asset);

(xi)            any interest in real property other than the Assumed Acquired Business Leases and the Subleases (if any) (except for occupancy rights as may be provided in the Transition Services Agreement) and, except as set forth on Schedule 2.1(b)(xi), all office furniture including printers, copiers, desks, chairs, filing cabinets, and cubicle dividers located at facilities other than Assumed Acquired Business Lease facilities or Subleased Facilities;

(xii)            all rights of Seller under this Agreement and the other Transaction Documents; and

(xiii)            those other assets listed on Schedule 2.1(b)(xiii).

2.2                Assumed Liabilities; Excluded Liabilities.

(a)            Assumed Liabilities.  From and after the Closing, Buyer shall (or shall cause one or more of the Buying Affiliates to) assume and agree to pay, defend, discharge and perform as and when due following the Closing (pending resolution of any good faith dispute then existing with the other contracting party to any Purchased Contract) only the following specific Liabilities of Seller and the Selling Affiliates (the “Assumed Liabilities”):  (i) subject to Section 2.7, all continuing obligations and Liabilities (including required maintenance, professional services obligations and payment obligations) that are first required to be performed or paid by Seller or the Selling Affiliates after the Closing under each Purchased Contract (except to the extent first arising as a result of a breach of, or non-compliance with, the terms of a Purchased Contract prior to Closing), (ii) current liabilities of the Acquired Business set forth on Schedule 2.2(a)(ii) incurred in the Ordinary Course of Business and calculated in accordance with GAAP (excluding Tax Liabilities and any Liabilities created as a result of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, but not limited to, transaction bonuses or incentives and investment banker and broker fees and expenses), and (iii) such other Liabilities of Seller exclusively related to the Acquired Business and set forth on Schedule 2.2(a)(iii).

(b)            Excluded Liabilities.  Notwithstanding anything to the contrary contained in this Agreement and regardless of whether such Liability is disclosed herein or on any Schedule, Disclosure Schedule or Exhibit hereto, other than the Assumed Liabilities explicitly set forth in Section 2.2(a), Buyer and the Buying Affiliates will not assume or be liable for any Liability of any kind or nature whatsoever, including but not limited to, the following: (i) those not specifically described in Section 2.2(a) hereof; (ii) those Liabilities arising out of or related to facts, events, transactions, occurrences or actions or inactions arising on or prior to the Closing; (iii) the Employment Liabilities (except to the extent such Liabilities are Assumed Liabilities), including any Employment Liabilities that (A) solely by virtue of applicable law or regulation, constitute Liabilities of Buyer or a Buying Affiliate after the Closing, and (B) in the absence of such law or regulation, would constitute Liabilities of Seller or a Selling Affiliate after the Closing; (iv) those Liabilities resulting from, arising out of, relating to, in the nature of, or caused by (A) all Taxes of Seller and its Affiliates, and any Liabilities for Taxes attributable or related to the Purchased Assets or the Acquired Business with respect to any Pre-Closing Tax Period, including Taxes allocated to Seller or a Selling Affiliate pursuant to Section 9.1 (but, for the avoidance of doubt, not Taxes allocated to Buyer or its Affiliates pursuant to Section 9.1), (B) Indebtedness, (C) any Excluded Asset or Excluded Contract or any intercompany payable or intercompany Liability of any kind or nature (other than intercompany payables or intercompany Liabilities solely between the Business Units) or any obligation with respect to any outstanding checks, (D) any breach of contract or noncompliance under any Excluded Contract or any Purchased Contract (including with respect to the transfer or assignment of Purchased Contracts to Buyer or Buying Affiliate under this Agreement), breach of warranty or product liability, tort, default, infringement, violation of law, warranty claim or other matter, including any third-party claim under a theory of fraudulent conveyance, inadequate consideration or preferential transfer, in each case arising out of facts, events, circumstances, actions or inactions occurring or existing on or prior to the Closing, (E) any litigation, claim, assessment, action, suit, proceeding, order, judgment, decree or investigation of any kind or nature arising out of facts, events, circumstances, actions or inactions occurring or existing on or prior to the Closing, or (F) the service of any Scheduled Employee(s) on or prior to the Closing, non-Scheduled Employee(s), former employee(s) or retiree(s) (or any dependents or beneficiaries thereof) including any Liabilities that Seller or Buyer may incur as a result of the termination of employment of any non-Scheduled Employee or the mandatory hiring and employment by Buyer of any non-Scheduled Employee (including under any legislation in any member state of the European Union implementing Council Directive 2001/23/EC on the safeguarding of employees' rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses or any similar legal obligation), or any benefit plan of any kind or nature sponsored, maintained or contributed to by Seller or any ERISA Affiliate; (v) Seller’s Liabilities under this Agreement, the Disclosure Schedules attached hereto, and the Transaction Documents; or (vi) any Liabilities created as a result of the transactions contemplated herein, including, but not limited to, transaction bonuses and incentives and fees and expenses payable to a broker or finder, but excluding, for the avoidance of doubt, any Transfer Taxes allocated to Buyer and Buying Affiliates pursuant to Section 9.1(a) (collectively, the “Excluded Liabilities”).  For the avoidance of doubt (i) any Assumed Liability shall not be an Excluded Liability and vice versa; and (ii) in no event shall any Liability that would otherwise be considered an Excluded Liability pursuant to this Section 2.2(b) not constitute an Excluded Liability solely by virtue of such Liability first being asserted or becoming absolute, known, accrued or liquidated, after the Closing.

For purposes of this Section 2.2, “Seller” shall be deemed to include all of Seller’s Subsidiaries, Affiliates (including the Selling Affiliates), any predecessors to Seller and any person or entity with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it or a Selling Affiliate is retaining the Excluded Liabilities, and Seller or a Selling Affiliate shall pay, discharge and perform all such Liabilities promptly when due.

2.3                Purchase Price.

(a)            Amount.  The aggregate purchase price for the Purchased Assets shall be equal to (i) one hundred sixty million dollars ($160,000,000.00) reduced by (ii) twenty-three million dollars ($23,000,000) for the assumption of certain liabilities (such difference being referred to herein as the “Net Purchase Price”).  The Net Purchase Price for the Purchased Assets to be sold by Seller hereunder will be reduced by the aggregate amount paid to the Selling Affiliates pursuant to the Affiliate Asset Purchase Agreements.

(b)            Payment of Net Purchase Price.  Buyer will pay the Net Purchase Price to Seller and the Selling Affiliates by (i) paying to Seller and the Selling Affiliates in cash at the Closing one hundred twelve million dollars ($112,000,000) (the “Cash Closing Payment”), plus (ii) permitting Seller to retain accounts receivable relating to the Products billed but not paid as of the Closing Date (the “Closing Date Accounts Receivable”) in an aggregate amount of up to twenty-five million dollars ($25,000,000), excluding sales Tax, goods and services Tax and VAT included therein and directly attributable thereto.  The allocation of the Cash Closing Payment between the Seller and the Selling Affiliates will be determined based on the terms of the Affiliate Asset Purchase Agreements, it being understood and agreed that in no event will the Cash Closing Payment payable under this Agreement and the Affiliate Asset Purchase Agreements exceed one hundred twelve million dollars ($112,000,000).

(c)            Buyer and its Affiliates shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any applicable law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer and its Affiliates shall promptly provide evidence to Seller or the Selling Affiliates, as applicable, of proper payment of any amounts withheld.

(d)            Estimated Closing Date Accounts Receivable.  At least three (3) business days prior to the Closing Date, Seller shall deliver to Buyer a certificate (the “Estimated Closing Certificate”) containing Seller’s calculations of its estimate of the (i) Assumed Liabilities, (ii) the Closing Date Accounts Receivable Amount, and (iii) the amount of all sales Tax, goods and services Tax and VAT directly attributable thereto.  The Estimated Closing Certificate and the estimated amounts set forth therein shall be prepared in accordance with GAAP and shall fairly and accurately present Seller’s good faith estimate of the Assumed Liabilities, the amount of Closing Date Accounts Receivable and the amount of all sales Tax, goods and services Tax and VAT included therein and directly attributable thereto.

2.4                Final Accounts Receivable Amount; Post-Closing Procedures.

(a)            Post-Closing Procedures.  Within forty-five (45) calendar days after the Closing Date, Seller shall deliver to Buyer a certificate (the “Final Closing Certificate”) containing Seller’s proposed final calculations of the (i) Assumed Liabilities, (ii) the Closing Date Accounts Receivable Amount, and (iii) the amount of all sales Tax, goods and services Tax and VAT directly attributable thereto.  The Final Closing Certificate and the proposed final amounts set forth therein shall be prepared in accordance with GAAP and shall fairly and accurately present the Assumed Liabilities, the amount of Closing Date Accounts Receivable Amount and the amount of sales Tax, goods and services Tax and VAT directly attributable thereto.  Within ten (10) business days following Buyer’s receipt of the Final Closing Certificate (such period, the “Review Period”), Buyer shall notify Seller in writing if Buyer disagrees with the Closing Date Accounts Receivable Amount and/or the sales Tax, goods and services Tax and VAT directly attributable thereto set forth therein (the “Notice of Dispute”).  The Notice of Dispute shall only dispute the Closing Date Accounts Receivable Amount and/or the sales Tax, goods and services Tax and VAT directly attributable thereto, and shall set forth in reasonable detail the basis for such dispute, the amounts involved and Buyer’s determination of any disputed amounts.  If no Notice of Dispute is received by Seller within the Review Period, then (i) Buyer shall be deemed to have irrevocably consented and agreed to the Closing Date Accounts Receivable Amount and (ii) the Closing Date Accounts Receivable Amount set forth in the Final Closing Certificate shall become final and binding upon Seller and Buyer.

(b)            Consultation Period.  During the twenty (20) calendar days immediately following the delivery of a Notice of Dispute, if any (the “Consultation Period”), Seller and Buyer shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Dispute, and any resolution in writing by Seller and Buyer as to any matter specified in the Notice of Dispute shall be final, binding and conclusive. In the event that Buyer and Seller shall reach agreement during the Consultation Period, then Buyer and Seller shall execute a memorandum setting forth the resolved item(s) and/or amount(s).

(c)            Third Party Review.  If, at the end of the Consultation Period, Buyer and Seller have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Dispute, then the parties shall submit all matters that remain in dispute with respect to the Notice of Dispute to the Person identified on Schedule 2.4(c) (the “Independent Accounting Firm”).  The Independent Accounting Firm shall resolve only the matters specified in the Notice of Dispute upon which Seller and Buyer have been unable to agree.  The Independent Accounting Firm, as soon as practicable after appointment, shall consult with Seller and Buyer.  Each of the parties to this Agreement shall, and shall cause their respective representatives to, provide full cooperation to the Independent Accounting Firm and each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to any such disputed item or amount, which shall be considered by such Independent Accounting Firm as it deems appropriate.  The Independent Accounting Firm shall (A) act in its capacity as an expert and not as an arbitrator, (B) consider only those items and amounts as to which there is a dispute between Buyer and Seller, and (C) be instructed to reach its conclusions regarding any such dispute within twenty (20) business days after its appointment and provide a written explanation of its decision, including its conclusions as to the appropriate amount of each of the disputed matters as to which Seller and Buyer disagree as set out in the Notice of Dispute, and such decision shall be binding on the parties to this Agreement in the absence of manifest error.  All expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Buyer and Seller.  Whether determined to be final and binding upon the parties through deemed acceptance pursuant to Section 2.4(a), the agreement of the parties pursuant to Section 2.4(b), or as determined by the Independent Accounting Firm pursuant to this Section 2.4(c) the Closing Date Accounts Receivable Amount shall be referred to as the “Final Closing Date Accounts Receivable Amount”.

(d)            Closing Accounts Receivable Amount Payments. If the Final Closing Date Accounts Receivable Amount is greater than twenty-five million dollars ($25,000,000), then on or prior to the later of ninety (90) calendar days after the Closing Date and the determination of the Final Closing Date Accounts Receivable Amount, Seller shall pay to Buyer in cash an amount equal to (1) the Final Closing Date Accounts Receivable Amount minus (2) twenty-five million dollars ($25,000,000).

(e)            Cooperation.  Buyer will use its commercially reasonable efforts to cooperate with Seller in good faith with respect to the collection of the Closing Date Accounts Receivable and will not knowingly take any actions for the primary purpose of adversely affecting Seller’s ability to collect the Closing Date Accounts Receivable.

2.5                Allocation of Purchase Price.  The Cash Closing Payment and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder.  If Seller and Buyer cannot reach agreement on the allocation within 60 days from the Closing Date, Seller and Buyer shall file, and shall cause their respective Affiliates to file, all Tax Returns in a manner consistent with their own allocations.

2.6                Closing Transactions.

(a)            Closing.  Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243, commencing at 9:00 a.m. on the second business day following the satisfaction or waiver of each of the conditions set forth in Article III hereof or at such other place or on such other date as may be mutually agreeable to Buyer and Seller.  The date of the Closing is herein referred to as the “Closing Date.”  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date. Seller and Buyer agree to use their respective commercially reasonable efforts to cause the Closing to occur on February 1, 2014.

(b)            Closing Transactions.  Subject to the provisions of Section 2.6(c), Section 3.3, and Section 9.4 and the other conditions set forth in this Agreement, the Parties shall consummate the following transactions on the Closing Date:

(i)            Buyer (or its designee(s)) shall deliver an aggregate amount equal to the Cash Closing Payment to Seller and the Selling Affiliates in exchange for the transfer to Buyer (or a Buying Affiliate) of the Purchased Assets and Buyer (or its designee(s)) shall assume the Assumed Liabilities; and

(ii)            The Parties shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Person under Article III.

(c)            Affiliate Assets.  The sale, transfer, assignment and delivery of the Affiliate Purchased Assets and the assumption of the Affiliate Assumed Liabilities of each Selling Affiliate by Buyer or a Buying Affiliate will be consummated concurrently with the Closing hereunder and will be effected pursuant to a short-form asset purchase agreement, to be mutually agreed to by the Parties and consistent with the general terms and conditions set forth in this Agreement (each, an “Affiliate Asset Purchase Agreement”) on a country-by-country basis (or otherwise for certain transfers of Intellectual Property or any other Purchased Asset or item thereof) as designated by Buyer; provided that, to the extent Seller, pursuant to Section 3.3, is obligated to waive certain conditions to Closing, the parties will execute and deliver the Affiliate Asset Purchase Agreements and other Transfer Documents as promptly as practicable after the Closing (it being understood that for all purposes hereunder (i) the Closing will be deemed to have occurred on the Closing Date, (ii) all rights, title and interests of Seller and each Selling Affiliate in the Purchased Assets will be deemed to have been sold, transferred, assigned and delivered to Buyer and each Buying Affiliate, and Buyer and each Buying Affiliate shall be deemed to have assumed the Assumed Liabilities, as of the Closing Date and (iii) Buyer and the Buying Affiliates shall have no obligation to deliver any further consideration for the Purchased Assets  conveyed under any Affiliate Asset Purchase Agreement or other Transfer Document).    Each Affiliate Asset Purchase Agreement shall be in substantially the same form as the form of Affiliate Asset Purchase Agreement attached hereto as Exhibit B, except (as Buyer and Seller shall reasonably agree) for (i) the deletion of provisions which are inapplicable to such Selling Affiliate or Buying Affiliate, the Affiliate Purchased Assets or the Affiliate Assumed Liabilities covered by such agreement, (ii) such changes as may be necessary to satisfy the requirements of applicable local law (including any applicable Tax laws), (iii) such changes as may be reasonably agreed upon by Buyer and Seller regarding employees and employee benefits and compensation matters in order to adapt such agreement to the particular circumstances of the relevant Selling Affiliate, Buying Affiliate and country, provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement, (iv) such changes as are reasonably appropriate to give effect to the provisions of Section 3.3 and Section 9.4, and the related provisions of this Section 2.6(c), if applicable, and (v) such other changes as may be reasonably agreed to by Seller and Buyer; provided that the sale of all Intellectual Property shall be effected pursuant to that certain Bill of Sale and Assignment Agreement.  Notwithstanding the foregoing, Seller shall be fully responsible for all obligations, including indemnification obligations, with respect to its respective Selling Affiliates that may arise under this Agreement or any of the Affiliate Asset Purchase Agreements. Any breach by a Selling Affiliate of any provision hereunder or under an Affiliate Asset Purchase Agreement shall be deemed a breach by the Seller.  The Seller shall be liable for any obligations hereunder or under any Affiliate Asset Purchase Agreement. In the event of any inconsistencies between any Affiliate Asset Purchase Agreement and this Agreement, the terms of this Agreement will control.

(d)            Buying Affiliates. Buyer shall be entitled to designate one or more Affiliates of Buyer to (i) purchase specified Purchased Assets (including specified Purchased Contracts), (ii) assume specified Assumed Liabilities, and/or (iii) employ identified Scheduled Employees on and after the Closing Date (any Person that shall be properly designated by Buyer in accordance with this clause, a “Buying Affiliate”).  No such designation shall relieve Buyer of any of its obligations hereunder. Notwithstanding the foregoing, Buyer shall be fully responsible for all obligations, including indemnification obligations, with respect to its respective Buying Affiliates that may arise under this Agreement or any of the Affiliate Asset Purchase Agreements. Any breach by a Buying Affiliate of any provision hereunder or under an Affiliate Asset Purchase Agreement shall be deemed a breach by the Buyer.  The Buyer shall be liable for any obligations hereunder or under any Affiliate Asset Purchase Agreement.

2.7                Assignment of Contracts and Rights.

(a)            General.  Seller shall, and shall cause the Selling Affiliates to, use their commercially reasonable efforts to effect an orderly transition of the Purchased Contracts, and the business represented thereby, from Seller and the Selling Affiliates to Buyer and the Buying Affiliates at the Closing, or for any such Purchased Contracts that constitute Non-Assignable Contracts for which requisite consent for assignment has not been obtained by Closing,  as promptly as practicable thereafter, including taking such steps as are set forth in this Section 2.7 and on Exhibit C hereto.

(b)            Non-Assignable Contracts. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Contract if an attempted assignment thereof, in whole or in part or, in the case of Shared Contracts, in whole or in any relevant part, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, a Buying Affiliate, Seller or a Selling Affiliate thereunder (any such Purchased Contract, a “Non-Assignable Contract” and any such Non-Assignable Contract that is also a Shared Contract, a “Non-Assignable Shared Contract”).  Seller shall, and shall cause a Selling Affiliate, if applicable, to use its commercially reasonable efforts to obtain the consent of the other parties to any such Non-Assignable Contract for the assignment thereof to Buyer or a Buying Affiliate as Buyer may request.  Unless and until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Parties thereunder so that Buyer or a Buying Affiliate would not in fact receive all rights under such Non-Assignable Contract, Seller shall, and shall cause a Selling Affiliate if applicable to, cooperate with Buyer or a Buying Affiliate in a subcontracting arrangement under which (i) Buyer or a Buying Affiliate would obtain the benefits and rights under the Non-Assignable Contracts and be responsible and liable for the obligations (including payment obligations) and other Liabilities to the extent constituting Assumed Liabilities thereunder in accordance with this Agreement and (ii)  Seller or a Selling Affiliate, as applicable, would, at Buyer’s direction and expense, enforce for the benefit of Buyer or a Buying Affiliate, any and all rights of Seller or a Selling Affiliate, as applicable, thereunder against a third party thereto. Further details regarding the subcontracting arrangement are set forth on Exhibit C hereto. Seller shall, and shall cause a Selling Affiliate to, promptly pay to Buyer all monies received by Seller or a Selling Affiliate, as applicable, under any Non-Assignable Contract, excluding any sales, use, value added, goods and services or Transfer Taxes or similar Taxes collected with respect thereto (which, unless contested in good faith, will be remitted promptly and timely to the applicable government authority by Seller, and if any such contest is successful thereafter paid to the customer), and any Excluded Assets, and Buyer shall pay, defend, discharge and perform all Liabilities to the extent constituting Assumed Liabilities under such Non-Assignable Contracts as required under Section 2.2(a).   Following the Closing, Seller shall, and shall cause the Selling Affiliates to, and Buyer shall, and shall cause the Buying Affiliates to, take such further actions with respect to the Non-Assignable Contracts as are described on Exhibit C hereto.

(c)            Shared Contracts. For all Shared Contracts, Seller shall, and shall cause a Selling Affiliate, if applicable, to, prior to the Closing, use commercially reasonable efforts to work in conjunction with Buyer to cause each such Shared Contract to be separated into two Contracts in a manner consistent with the requirements set forth on Exhibit C, with each such newly split Contract that evidences the terms and conditions of the Purchased Contract being referred to herein as a “Resulting Exclusive Contract”; it being understood that each Resulting Exclusive Contract shall be drafted and negotiated by Buyer, and Seller shall have no right to comment on the draft or advise either Buyer or the applicable customer or counterparty as to the negotiation of any Resulting Exclusive Contract.   Following the Closing, Seller shall, and shall cause the Selling Affiliates to, take such further actions with respect to the Shared Contracts as are described on Exhibit C hereto.

(d)            Fully-Assigned Contracts.  For all Purchased Contracts other than Non-Assignable Contracts (each such non-Shared Contract, a “Fully-Assigned Contract”, and each such Shared Contract, a “Fully-Assigned Shared Contract”), the parties agree to take such actions as are set forth on Exhibit C hereto. Notwithstanding any other provision in this Section 2.7, any assignment of a Purchased Contract shall not include any Tax Collection Rights retained by Seller or Selling Affiliates pursuant to Section 9.1(d).

(e)            Government Permits and Licenses.  To the extent Seller or any Selling Affiliate’s right, title and interest in, to and under any License owned, possessed or used by Seller or any Selling Affiliates that is primarily related to the Acquired Business is not transferable to Buyer or the applicable Buying Affiliate, in whole or in part, Seller and any such Selling Affiliate shall use their commercially reasonable efforts to deliver the benefits thereof to Buyer or the applicable Buying Affiliate and to assist Buyer or the applicable Buying Affiliate to obtain a replacement License.

2.8            Customer Matters.  Buyer and Seller agree to the procedures and obligations set forth on Schedule 2.8 with respect to certain customers set forth therein.

2.9                Risk of Loss.  Until the Closing, any loss of or damage to the Purchased Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or the Selling Affiliates, as applicable. At the Closing, title to the Purchased Assets shall be transferred to Buyer (or a Buying Affiliate), and Buyer (or a Buying Affiliate) shall thereafter bear all risk of loss (subject to Article VIII) associated with the Purchased Assets.

ARTICLE III

CONDITIONS TO CLOSING

3.1                Conditions to Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)            Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article V hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, without giving effect to the words “material”, “Material Adverse Effect” or similar materiality qualifiers contained in such representations and warranties, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not be reasonably expected to have a Material Adverse Effect; provided, that, the representations and warranties set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), Section 5.3 with respect to clauses (i), (iii) and (iv) (Absence of Conflicts) and Section 5.21 (Sufficiency of Purchased Assets) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made; provided further that, the representations and warranties set forth in Section 5.10 (Intellectual Property) and Section 5.18(a) (Title to Property) shall, without giving effect to the words “material”, “Material Adverse Effect” or similar materiality qualifiers contained in such representations and warranties, be true and correct in all material respects,  as of the date hereof and as of the Closing Date as though then made;

(b)            Seller and each Selling Affiliate shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement and the other Transaction Documents on or prior to the Closing;

(c)            Since September 30, 2013, there shall have been no event, condition or change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)            All consents and approvals of third parties that are required for the transfer to Buyer and the Buying Affiliates of each Material Contract as set forth on Schedule 3.1(d) and Assumed Acquired Business Leases and the entry into the Subleases (if any), shall have been obtained (x) all on continuing terms and conditions no less favorable to Buyer than those in existence as of the date hereof and (y) without cost to Buyer;

(e)            All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Purchased Assets to Buyer and the Buying Affiliates and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and applicable non-U.S. regulatory filings regimes shall have expired or been terminated;

(f)              No action, suit or proceeding brought by any governmental authority of competent jurisdiction shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Acquired Business or the Purchased Assets, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(g)            Seller shall have delivered to Buyer releases of any and all Liens (other than Permitted Liens) held by third parties with respect to any of the Purchased Assets;

(h)            As of the Closing Date, (A) 100% of the Scheduled Employees identified on Schedule 3.1(h)(A) and (B) at least 80% of the Scheduled Employees in each Business Unit as of the date hereof shall (x) be employed by Seller or one of its Subsidiaries as of immediately prior to the Closing, and (y) not have notified (whether formally or informally) Seller, Buyer or any of their Affiliates of his or her intention to leave the employ of Buyer or any of its Affiliates following the Closing; provided, that in the event that as of the Closing Date, less than 95% of the Scheduled Employees in Uniface or in Changepoint have satisfied clause (x) and (y) of this Section 3.1(h)(B), then Seller shall deliver to Buyer at the Closing an amount in cash as determined in accordance with the procedures set forth on Schedule 3.1(h)(B); and

(i)              On or prior to the Closing Date, Seller shall have delivered to Buyer each of the following:

(i)            a certificate from Seller, in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 3.1(a) and 3.1(b) have been satisfied;

(ii)            copies of all third party, governmental and regulatory consents, approvals, filings, releases, assignments, etc. that have been obtained in connection with this Agreement and the other Transaction Documents, if applicable, by Seller and the Selling Affiliates in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, which shall be in form and substance reasonably satisfactory to Buyer;

(iii)            certified copies of the resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(iv)            certificate of the Michigan Department of Licensing and Regulatory Affairs stating that Seller is in good standing;

(v)            certificates from Seller and the Selling Affiliates complying with the requirements of Treas. Reg. Section 1.1445-2(b)(2) or 1.1445-2(c)(3), in form and substance reasonably satisfactory to Buyer;

(vi)            other than this Agreement, each of the other Transaction Documents to which Seller or a Selling Affiliate is a party, duly executed by Seller and/or a Selling Affiliate, as applicable; and

(vii)            such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 3.1 may be waived by Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

3.2                Conditions to Seller’s Obligations.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a)            Except for representations and warranties made as of a particular date (which representations and warranties shall be true and correct in all respects as of such particular date), the representations and warranties set forth in Article VI hereof shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not be reasonably expected to have a material adverse effect on Buyer;

(b)            Buyer and each Buying Affiliate shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement and the other Transaction Documents on or prior to the Closing;

(c)            All governmental and regulatory filings, authorizations and approvals that are required for the transfer of the Purchased Assets to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained, and all applicable waiting periods (and any extensions thereof) under the HSR Act, and applicable non-U.S. regulatory filings regimes shall have expired or been terminated;

(d)                        No action, suit or proceeding brought by any governmental authority of competent jurisdiction shall be pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects; and

(e)            On or prior to the Closing Date, Buyer shall have delivered to Seller all of the following:

(i)            a certificate from Buyer, in form and substance reasonably satisfactory to Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 3.2(a) and 3.2(b) have been satisfied;

(ii)            copies of all third party, governmental and regulatory consents, approvals, filings, releases, etc. that have been  obtained in connection with this Agreement and the other Transaction Documents, if applicable, by Buyer and the Buying Affiliates in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents in form and substance reasonably satisfactory to Seller;

(iii)            certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(iv)            certificate of the relevant authority stating that Buyer is in good standing;

(v)            other than this Agreement, each of the other Transaction Documents to which Buyer or a Buying Affiliate is a party, duly executed by Buyer and/or a Buying Affiliate, as applicable; and

(vi)            such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 3.2 may be waived by Seller; provided that no such waiver shall be effective against Seller unless it is set forth in a writing executed by Seller or unless Seller agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

3.3                Closing on Waiver. In the event that all of the conditions specified in Section 3.1 have been satisfied or waived by Buyer, then, so long as the other conditions specified in Section 3.2 have been satisfied or waived by Seller, Seller agrees to waive the satisfaction of the conditions specified in Section 3.2(e)(ii) and 3.2(e)(vi) (as such conditions relate to any Affiliate Asset Purchase Agreements or other Transaction Documents to the extent Buyer requests that such instruments are to be executed and delivered after the Closing) and Section 3.2(e)(v).

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1                Covenants of Seller.  Prior to the Closing, unless expressly required of Seller by other provisions of this Agreement or unless Buyer otherwise agrees in writing, Seller shall, and shall cause the Selling Affiliates to:

(a)            keep in full force and effect its corporate existence and all material rights and franchises relating or pertaining to the Purchased Assets and the Acquired Business and maintain in full force and effect the existence of, and Seller’s right, title and interest in, all of the material Intellectual Property included in the Purchased Assets;

(b)            use its commercially reasonable efforts to carry on the Acquired Business in the Ordinary Course of Business and use its commercially reasonable efforts to keep the Acquired Business intact, including its present employees and its present relationships with lessors, licensors, suppliers and customers and others having business relations with the Acquired Business, and promote the smooth transition of the Acquired Business to Buyer;

(c)            (i) comply with all legal requirements (other than any failure to so comply where the effect of such failure would be immaterial) and material contractual obligations applicable to the operations of the Purchased Assets and (ii) pay all Liabilities and applicable Taxes (other than Taxes described in Section 2.2(b)(iv)(A) to the extent such Taxes will not affect the Purchased Assets or the Acquired Business after the Closing) with respect thereto when due and payable (unless being contested in good faith);

(d)            file any forms or related material that Seller or any Selling Affiliate may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and applicable non-U.S. regulatory filings regimes, use reasonable efforts to obtain termination of the applicable waiting period, and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith;

(e)            as reasonably requested by Buyer, meet and confer with representatives of Buyer to discuss transition matters relating to, and the general status of, the Acquired Business and the Purchased Assets;

(f)            cooperate with Buyer, use its commercially reasonable efforts to cause the conditions to Buyer’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, assignments, releases and terminations required to be obtained by Seller and the Selling Affiliates hereunder); provided that notwithstanding the foregoing, Seller will provide copies of all documentation necessary to comply with this Section 4.1(f) to Buyer for its review and approval prior to submitting such documentation to the appropriate Persons;

(g)             to the extent any such action would affect the Purchased Assets or the Acquired Business after the Closing, and without the written consent of Buyer, which shall not be unreasonably withheld or delayed, not (i) make or change any Tax election, (ii) adopt or change any accounting method in respect of Taxes, (iii) settle or compromise any liability for Taxes, (iv) consent to any extension or waiver of the limitation period relating to Taxes, (v) prepare any Tax Returns in a manner which is inconsistent with the past practices of Seller or the Selling Affiliates or (vi) file an amended Tax Return or a claim for refund of Taxes;

(h)            not make, grant or promise any bonus or any wage, salary or compensation increase to any Scheduled Employee or not make, grant or promise any material increase in any Employee Benefit Plan or other benefit plan or arrangement applicable to Scheduled Employees;

(i)            not (i) terminate the employment of any employee who would be a Scheduled Employee if such person remained an employee as of the Closing Date or (ii) hire any employee or consultant who is wholly or mainly assigned to work in Uniface or Changepoint; provided, that with respect to the hiring of any such employees or consultants, the prior written consent of Robin Pederson of Buyer shall be required (such consent not to be unreasonably withheld);

(j)            with respect to the transactions contemplated by this Agreement, give any notice required under any law or collective bargaining agreement and satisfy all bargaining obligations with any employee representative;

(k)            take any action necessary to ensure that all Scheduled Employees are vested in all unvested retirement or severance benefits as of the Closing;

(l)            not extend or delay the payment of any accounts payable, except with respect to any amounts that are subject to good faith disputes;

(m)            (i) not accelerate, settle, discount or compromise any accounts receivable or (ii) reverse any reserves (except to the extent in accordance with GAAP and consistent with past practice), with respect thereto;

(n)             not adopt or change accounting policies or procedures as they relate to the Acquired Business with respect to doubtful accounts or other reserves, billing and invoicing policies, or payment or collection policies; or

(o)            not take any action (or agree or commit to take any action) that, if taken prior to the date of this Agreement, would require disclosure under Section 5.6 or otherwise constitute a breach thereof as of the Closing Date.

4.2                Covenants of Buyer.  Prior to the Closing, Buyer shall:

(a)            file any forms or related material that Buyer may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, use its reasonable efforts to obtain termination of the applicable waiting period, provided, however, that Buyer shall not be obligated to commence or defend any legal proceeding or to dispose of or hold separate any assets, category of assets, or business of Buyer or any of its Affiliates or Seller or any Selling Affiliate in order to secure termination of the HSR waiting period, and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith;

(b)            promptly notify Seller of (i) any representation or warranty of Buyer set forth in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 3.2(a) would not be satisfied if the Closing were to occur at such time, or (ii) any breach of any covenant or agreement of Buyer set forth in this Agreement or any of the other Transaction Documents such that the condition set forth in Section 3.2(b) would not be satisfied if the Closing were to occur at such time;

(c)            as reasonably requested by Seller, meet and confer with representatives of Seller to discuss transition matters relating to, and the general status of, the Acquired Business and the Purchased Assets; and

(d)            cooperate with Seller, use its commercially reasonable efforts to cause the conditions to Seller’s obligation to close to be satisfied (including the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations required to be obtained by Buyer and the Buying Affiliates hereunder); provided that notwithstanding the foregoing, Buyer will provide copies of all documentation necessary to comply with this Section 4.2(d) to Seller for its review and approval prior to submitting such documentation to the appropriate Persons.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF SELLER

Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (the “Disclosure Schedules”), which Disclosure Schedules are subject to Section 10.15 hereof, and as a material inducement to Buyer to enter into this Agreement, Seller (it being agreed that, except for Sections 5.1 and 5.2, unless otherwise specified, all references in this Article V to “Seller” shall be deemed to be references to Seller and Selling Affiliates to the extent the applicable)  hereby represents and warrants as of the date of this Agreement and as of the Closing Date (provided that the representations and warranties expressly made as of a specified date will be true and correct as of such date) to Buyer that:

5.1                Organization and Corporate Power.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Seller has full corporate power and authority and all licenses, permits and authorizations necessary to own and operate its business relating to the Acquired Business and the Purchased Assets as presently conducted, except where the failure to have such license, permit or authorization would not have a Material Adverse Effect. Seller is not in default under or in violation of any provision of its articles of incorporation or bylaws or its equivalent governing documents.

5.2                Authorization of Transactions.  Seller has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  Seller’s board of directors has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No vote of the shareholders of Seller or any other corporate proceedings on the part of Seller (or any of its Affiliates) is necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except as such enforceability may be limited by principles of laws of general application relating to bankruptcy, insolvency and the relief of debtors.

5.3                Absence of Conflicts.  Except as set forth on Section  5.3 of the Disclosure Schedules attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon any of the Purchased Assets or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the articles of incorporation or by-laws of Seller, (ii) any Material Contract, (iii) any one or more Purchased Contracts, other than Material Contracts, considered individually or in the aggregate, where the occurrence of any one or more event described in (a)-(f) above would, or would reasonably be expected to, result in a Material Adverse Effect, any law, statute, rule or regulation to which Seller, the Acquired Business or any of the Purchased Assets is subject or (iv) any judgment, order or decree to which Seller, the Acquired Business or any of the Purchased Assets is subject, except such filings and notices as may be required under the HSR Act.

5.4                Statements.

(a)        Section 5.4(a) of the Disclosure Schedules sets forth, for each Business Unit the unaudited business unit revenue, direct expenses and contribution margin for the twelve months ended March 31, 2012, the twelve months ended March 31, 2013 (and corresponding quarterly amounts) and the six months ended September 30, 2013 (and corresponding quarterly amounts) (collectively, the “BU P&L’s”).  The expenses and contribution margin exclude certain charges such as internal information system support, finance, human resources, legal, facilities, administration, other corporate charges and income taxes. The BU P&L’s are true and correct in all material respects and the revenues and expenses, as presented, have been determined in accordance with GAAP. The books and records of each Business Unit have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the BU P&L’s are consistent with such books and records.

(b)        Section 5.4(b) of the Disclosure Schedules sets forth an unaudited combined balance sheet of the Business Units as of September 30, 2013, which reflects Seller's best estimate of the material Purchased Assets and Assumed Liabilities of the combined Business Units as of such date (the “Current Balance Sheet”). The Current Balance Sheet reflects various assumptions for balances which cannot be directly identified to the Business Units that Seller considers reasonable. The Current Balance Sheet has been prepared for the purposes of this transaction and is not intended to present a balance sheet in accordance with GAAP.

5.5                Absence of Undisclosed Liabilities.  Except as set forth on Section 5.5 of the Disclosure Schedules, there are no Liabilities with respect to the Acquired Business other than such Liabilities (a) under Purchased Contracts (but not Liabilities for material breaches thereof or material defaults thereunder or for tort, infringement or violation of law), (b)  of the type included in the calculations of accounts payable and accrued expenses, respectively, on the Current Balance Sheet, that are not in the aggregate greater than the amount set forth on Section 5.5(b) of the Disclosure Schedules, or (c) of a type other than those described in the foregoing clauses (a) and (b) which have arisen after September 30, 2013 in the Ordinary Course of Business (none of which is a Liability for material breach of contract, material breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability).

5.6                Absence of Certain Developments.  Except as set forth in Section 5.6 of the Disclosure Schedules and except as expressly contemplated by this Agreement, since September 30, 2013, Seller and its Affiliates have conducted the Acquired Business and its business with respect to the Purchased Assets only in the Ordinary Course of Business and Seller and its Affiliates, to the extent relating to the Acquired Business or the Purchased Assets, has not:

(a)            suffered any event, condition or change which has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $100,000 in the aggregate to the Purchased Assets, whether or not covered by insurance;

(b)            borrowed any amount or otherwise incurred any Indebtedness or, except for Liabilities incurred in the Ordinary Course of Business, incurred or become subject to any Liabilities;

(c)            subjected any portion of its properties or assets to any Lien (other than Permitted Liens);

(d)            sold, leased, licensed, assigned or transferred (including any transfers to any Related Party) any of its tangible or intangible assets (including Intellectual Property) that would constitute Purchased Assets if not sold, leased, licensed, assigned or transferred (except for sales of inventory or non-exclusive licenses of software in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis) or to Seller’s Knowledge, disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all of its rights in such confidential information);

(e)            entered into any agreement to purchase or sell any interest in real property used or intended to be used in connection with the Acquired Business, granted any security interest in any Acquired Business Facility that is the subject of an Assumed Acquired Business Lease or that is a Subleased Facility, entered into any lease, sublease, license or other occupancy agreement with respect to any real property used or intended to be used in connection with the Acquired Business or altered, amended, modified, violated or terminated any of the terms of any leases that would constitute Assumed Acquired Business Leases or that relate to any of the Subleased Facilities;

(f)            waived, canceled, compromised or released any rights or claims of material value whether or not in the Ordinary Course of Business;

(g)            entered into, amended, modified or terminated any Material Contract or any Contract that would be a Material Contract if such Contract were in effect on the date hereof (other than the entry into of Contracts for the sales of Products in the Ordinary Course of Business) or entered into any other material transaction or materially changed any business practice;

(h)            failed to comply with the material obligations required to be performed by Seller in connection with the Material Contracts and is not in material default under or in material breach of any Material Contract or Contract that would be a Material Contract if such Contract were in effect on the date hereof, or failed to collect or invoice on a timely basis accounts receivables related to deferred revenue cash collections on historical terms, in each case in the Ordinary Course of Business;

(i)            received written notice of any claim or matter raised by any individual, governmental entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice within the Acquired Business with respect to the Seller or any of its Affiliates;

(j)            made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business which do not exceed $10,000 in the aggregate);

(k)            instituted or settled any claim or lawsuit for an amount involving in excess of $10,000 in the aggregate or involving equitable or injunctive relief;

(l)             acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(m)            granted any performance guarantee to its customers or suppliers other than in the Ordinary Course of Business and consistent with the policies and practices disclosed to Buyer;

(n)            to the extent such action would affect the Purchased Assets or the Acquired Business after Closing, made or changed any Tax election, adopted or changed any accounting method in respect of Taxes, settled or compromised any liability for Taxes, consented to any extension or waiver of the limitation period relating to Taxes, prepared any Tax Returns in a manner which is inconsistent with the past practices of Seller or the Selling Affiliates or filed an amended Tax Return or a claim for refund of Taxes;

(o)            made any material change in any compensation, bonuses, incentives, pensions or other benefits, severance or termination agreement (including with respect to any Employee Benefit Plan), in each case, to a Scheduled Employee, other than routine salary increases in the Ordinary Course of Business;

(p)            initiated any facility closing or mass layoff which would trigger any obligation under the WARN Act or any state version thereof;

(q)            failed to pay to any creditors of the Acquired Business any material amounts when due;

(r)            made any change in any method of accounting or accounting practices or policies that would have a material effect on the Acquired Business or Purchased Assets; or

(s)            committed or agreed to any of the foregoing.

5.7                Taxes.

(a)            To the extent related to the Purchased Assets or the Acquired Business, Seller has duly and timely filed all material Tax Returns required to be filed by it with the appropriate governmental authority.  All such Tax Returns are true, correct, complete and accurate in all material respects.

(b)            To the extent related to the Purchased Assets or the Acquired Business, Seller has duly and timely paid all Taxes shown as due on its Tax Returns as filed.

(c)            To the extent related to the Purchased Assets or the Acquired Business, Seller has duly and timely withheld all material Taxes required by law to be withheld by it, and has duly and timely remitted to the appropriate governmental authority such Taxes required by Law to be remitted by it.

(d)            To the extent such audit, examination adjustment or claim would impact the Purchased Assets of the Acquired Business after the Closing, (i) no audit or other examination of any Tax Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Tax Return filed by Seller has been proposed formally or, to the Knowledge of Seller, informally by any tax authority to Seller or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)            There are no Liens for Taxes on the Purchased Assets except for liens for current Taxes not yet due and payable.

5.8                Contracts and Commitments.

(a)            Seller is not a party to, bound by or subject to any Contract relating to the Purchased Assets or the Acquired Business, except for (i) this Agreement and the Transaction Documents, (ii) any Contract under which Seller and the Selling Affiliates did not record revenue during the twelve-month period ended September 30, 2013 or, for Contracts entered into after September 30, 2013, do not expect to record revenue during the twelve-month period ending September 30, 2014 in excess of (x) $750,000 with respect to any Contracts with a customer of Professional Services Business, $250,000 with respect to any Contracts with a customer of Uniface, or $250,000 with respect to any Contracts with a customer of Changepoint, (iii) any Contract under which Seller and the Selling Affiliates do not expect to record revenue or incur expenses of $100,000 or more with respect to any other type of Contract, and (iv) those Contracts described on Section 5.8 of the Disclosure Schedules attached hereto (the Contracts required to be disclosed on Section 5.8 of the Disclosure Schedules attached hereto, the Specified Contracts and the Assumed Acquired Business Leases are referred to herein as the “Material Contracts”).   Seller has delivered or made available to Buyer true and correct copies of each Material Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed on Section 5.8 of the Disclosure Schedules).  Section 5.8 of the Disclosure Schedules contains an accurate and complete description of all material terms of all oral Contracts referred to therein.

(b)            Except as disclosed in Section 5.8, of the Disclosure Schedules (i) no Material Contract has been canceled or, to Seller’s Knowledge, breached by the other party, and Seller has not received any written notice, or, to Seller’s Knowledge, any oral notice of any anticipated breach or potential cancellation or termination by any other party to any Material Contract, (ii) Seller has performed all the material obligations required to be performed by it in connection with the Material Contracts and is not in default under or in breach of any Material Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and Seller has no present expectation or intention of not fully performing any obligation pursuant to any Contract constituting a Purchased Contract, (iii) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, (iv) no Material Contract that is with a customer (and structured on a fixed-fee basis) has caused, or to the Knowledge of Seller, is anticipated to cause, the Seller or any Selling Affiliate to incur any cost overruns in excess of the total, initial estimated costs thereunder and (v) to the Knowledge of Seller, no unfilled commitment obligating Seller or any Selling Affiliate to perform services or deliver product shall result in a loss to the Acquired Business upon completion of performance that individually or in the aggregate would have a material adverse effect on the Acquired Business.

(c)            During the three-year period ending on the date of this Agreement, Seller has not used any name or names under which it has invoiced account debtors, maintained records regarding the Purchased Assets or the Acquired Business other than the exact names set forth on Section 5.8(c) of the Disclosure Schedules.

(d)            Schedule 1.1(d) lists all of the Contracts of the nature described in any of clauses (i), (ii), (iii), (v) and (vi) of the defined term “Purchased Contracts”.  All Purchased Contracts that are in a language other than the English language or governed by the law of a jurisdiction other than the United States or any subdivision thereof have been entered into in the Ordinary Course of Business and, except for deviations that would not reasonably be expected to have a material effect on the Acquired Business or the Purchased Assets, only contain terms and conditions customary in the industry as practiced in the relevant jurisdiction.

5.9                Restrictions on Business Activities.  Except as set forth in Section 5.9 of the Disclosure Schedules, there is no Contract (noncompete or otherwise), judgment, injunction, order or decree to which Seller or any Selling Affiliate is a party relating to the Acquired Business or otherwise binding upon Seller or any Selling Affiliate with respect to the Acquired Business (or that would become binding on Buyer or any of its Affiliates as a result of the execution of any of the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby) which has or may have the effect of (i) prohibiting or impairing the transactions contemplated under any of the Transaction Documents; (ii) prohibiting or impairing in any material respect any business practice of the Acquired Business, any acquisition or disposition of property (tangible or intangible) relating to the Acquired Business or the conduct of the Acquired Business, (iii) impairing the Purchased Assets in any material respect or (iv) that is a Contract with a non-US governmental or quasi-governmental entity that would prohibit or impair a subsequent sale of any Business Unit or the Acquired Business, after the Closing. Seller and the Selling Affiliates have not entered into any Contract under which the operations of the Acquired Business are restricted in any material respect or which places any material restrictions upon Seller or any Selling Affiliate with respect to manufacturing, selling, licensing or otherwise distributing any of the technology or products of the Acquired Business for or to, or providing services for or to, customers or potential customers of the Acquired Business, in any geographic area, during any period of time or in any segment of the market, or that would so restrict Buyer or any of its Affiliates in any material respect following the consummation of the transactions contemplated by the Transaction Documents.

5.10             Intellectual Property.

(a)            Section 5.10(a) of the Disclosure Schedules sets forth, for the Intellectual Property owned by Seller, a list of all (i) trademark and service mark registrations and applications therefor, and (ii) copyright registrations and applications therefor relating to the Acquired Business.  All Purchased Intellectual Property Rights are subsisting and enforceable, are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof, and are to Seller’s Knowledge valid.  Section 5.10(a) of the Disclosure Schedules also sets forth all material Intellectual Property licensed to the Seller that is related to or used or held for use in the operation of the Acquired Business. Seller does not own or have the right to transfer, license or sublicense any Patents or Patent applications that would be infringed by the use, manufacture, sale, offer for sale, or importation of the existing Products or the operation of the Acquired Business as the Acquired Business is currently conducted as of the Closing.

(b)            Seller owns all right, title, and interest in and to the Intellectual Property owned by Seller relating to the Acquired Business free and clear of any Liens other than Permitted Liens and non-exclusive license rights substantially the same as standard commercial license rights as are granted by the Seller to commercial end users in the Ordinary Course of Business.  In each case in which Seller has acquired, other than through a license, any Intellectual Property Rights relating to the Acquired Business from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to such Intellectual Property to Seller.

(c)            Except as set forth in Section 5.10(c) of the Disclosure Schedules (i) Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use pursuant to a Contract set forth on Section 5.8 of the Disclosure Schedules, all Intellectual Property, which, together with rights granted to Buyer pursuant to the Technology Rights and Intellectual Property License Agreement, are necessary for or used in the exploitation or sale of the Products (the “Product Intellectual Property”), free and clear of all Liens other than Permitted Liens and non-exclusive license rights substantially the same as the standard commercial license rights as are granted by the Seller to commercial end users in the Ordinary Course of Business, and such Product Intellectual Property includes all of the intangible assets necessary to operate and conduct the Acquired Business and exploit and sell the Products in the Ordinary Course of Business, (ii) all of the Product Intellectual Property, including the items listed on Section 5.10(a) of the Disclosure Schedules is included in the Purchased Assets, and (iii) no loss or expiration of any Purchased Intellectual Property Right is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable except for expiration of the normal statutory or contractual term of a Purchased Intellectual Property Right.

(d)            The Intellectual Property owned, licensed and/or used by Seller and relating to the Acquired Business, including all Product Intellectual Property, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned.  No claim has been made, asserted, or threatened, or is pending based upon, challenging or seeking to deny or restrict the use or exploitation by Seller of any of the Intellectual Property owned, licensed and/or used by Seller and relating to the Acquired Business, including the Product Intellectual Property, and to the Knowledge of Seller, there are no grounds for the same.

(e)            To the Knowledge of Seller, the Purchased Intellectual Property Rights have not been infringed, diluted, misappropriated or conflicted with by any third party.

(f)            None of the Acquired Business, the Products, or the conduct or exploitation or sale of the same, has conflicted with or otherwise infringed, diluted or misappropriated any Intellectual Property Rights of any third party, and Seller is not aware of any conflict or other infringement, dilution or misappropriation which shall occur as a result of the continued operation of the Acquired Business or the continued exploitation and sale of the Products as currently conducted or as currently proposed to be conducted.  No claims are pending against Seller, and no written notice, complaint, claim or demand has been received, alleging that the Acquired Business, any of the Products, or the conduct or exploitation or sale of the same, conflicts with or otherwise infringes, dilutes or misappropriates any Intellectual Property Rights of any third party (including any demand or request that Seller license rights from a third party).

(g)            Seller has not entered into any exclusive agreements or arrangements with respect to any Purchased Intellectual Property Rights. Seller has not granted any rights to any Person with respect to any Purchased Intellectual Property Rights other than non-exclusive license rights substantially the same as the standard commercial license rights as are granted by the Seller to commercial end users of the Products in the Ordinary Course of Business.  Without limiting the foregoing, except as set forth on Section 5.10(g) of the Disclosure Schedules neither the Seller, its Subsidiaries nor any other Person acting on its or their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Product, except for disclosures to employees, contractors or consultants under agreements that limit the use and disclosure thereof to that made in the performances of services to the Seller or its Subsidiary.

(h)            No Seller nor any Selling Affiliate will own any Intellectual Property related to the Products, except as licensed to Buyer pursuant to the Technology Rights and Intellectual Property Licensing Agreement attached hereto as Exhibit E. All Intellectual Property within the Purchased Assets, and all Intellectual Property used by the Acquired Business pursuant to a Contract prior to Closing, will be available for use by Buyer on identical terms and conditions subsequent to the Closing as those that were applicable to Seller immediately prior to the Closing. Without limiting the foregoing, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Seller do not and shall not cause:  (i) any third Person to be granted any rights in any of the Purchased Intellectual Property Rights, or (ii) Buyer to be obligated to pay any royalties or other license fees with respect to Intellectual Property of any third party in excess of those payable by the Seller in the absence of this Agreement and consummation of the transactions contemplated hereby. Seller has not disclosed any trade secrets or confidential information contained in the Purchased Assets to any third party other than pursuant to a written confidentiality agreement. Seller has entered into written confidentiality agreements and written assignment agreements with all of the past and present employees, consultants, and independent contractors of its business relating to the Intellectual Property within the Purchased Assets pursuant to which such employees, consultants, and independent contractors have agreed to protect the confidential information contained in such Intellectual Property and assign to Seller ownership of all inventions and other Intellectual Property created or developed by such employees, consultants, and independent contractors within the scope of their relationship with Seller, except where the failure to enter into such written agreements would not have a Material Adverse Effect. Seller has taken commercially reasonable actions to maintain and protect the Intellectual Property within the Purchased Assets.

(i)            Seller and each of the Selling Affiliates are in compliance with its respective applicable privacy policy related to the Acquired Business relating to the exploitation or sale of the Products and with all applicable data protection and privacy laws and other laws governing the collection, use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of any personal information or data related to the Acquired Business relating to the exploitation or sale of the Products. There has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to Seller by any Person (including any governmental entity) related to the Purchased Assets regarding the collection, use, storage, distribution, transfer or disclosure of personal information, and none is pending and, to the Knowledge of Seller, none is threatened, and to the Knowledge of Seller, there is no basis for the same. To the Knowledge of Seller, (i) Seller has not experienced any incident involving the Purchased Assets in which any personal information or data was or may have been stolen or subject to any unauthorized access or use and (ii) to the Knowledge of Seller, there are no facts or circumstances that suggest the likelihood of any of the foregoing.

(j)            Section 5.10(j) of the Disclosure Schedules sets forth a list, for all Product Software, of (i) each item of third party Software incorporated in such Product Software, (ii) each item of third party Software used in connection with the development of such Product Software, and (iii) for each such item of third party Software described in subsection (i) or each material third party Software described in subsection (ii), whether the same is licensed on a commercial or open source basis and an indication of the license under which the same is licensed. Except as set forth on Section 5.10(j) of the Disclosure Schedules, the Product Software, including any embedded or integrated third party Software, do not contain any open source or freeware. The sale or licensing of such Product Software in the Ordinary Course of Business is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the disclosure of source code of any other information.

(k)            Except as set forth in Section 5.10(k) of the Disclosure Schedules there are no material defects in any Product or Product Software that would prevent the same from performing in substantial conformance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the same, and Seller or a Selling Affiliate is in possession of the source code and object code for all of the foregoing (including any third party Software incorporated in the foregoing other than where the failure to have source code does not affect or hinder the exploitation or sale of the Products or Product Software) and copies of all other material related thereto, including installation and user documentation, engineering specifications, flow charts, and know-how reasonably necessary for the use, maintenance, enhancement, development or other exploitation of such Product Software as currently used in, or currently under development for, the Acquired Business.

5.11            Litigation; Proceedings.  Except as set forth in Section 5.11 of the Disclosure Schedules, there are no actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings pending or, to the Knowledge of Seller, threatened in writing against or affecting the Acquired Business or the Purchased Assets at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Seller, there is no basis for any of the foregoing. Except as set forth on Section 5.11 of the Disclosure Schedules to the Knowledge of Seller, Seller has not received any opinion or legal advice in writing to the effect that Seller is exposed from a legal standpoint to any Liability which may be material to the Acquired Business or that would have a Material Adverse Effect.   Seller is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator with respect to the Purchased Assets or the Acquired Business. As of the date hereof, there are no actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings pending or, to the Knowledge of Seller, threatened in writing against Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Seller’s performance under this Agreement and the other Transaction Documents to which Seller is a party or the consummation of the transactions contemplated hereby or thereby or the Acquired Business.

5.12            Governmental Licenses and Permits.  Section 5.12 of the Disclosure Schedules contains a complete listing and summary description of all Licenses that are primarily related to the Acquired Business.

5.13            Employees.

(a)            Section 5.13(a) of the Disclosure Schedules sets forth a list of all employees of Seller or any of its Affiliates (including the Selling Affiliates) who are wholly or mainly assigned to work in the Acquired Business as of the date of this Agreement, and for each individual, the following: (i) name, (ii) title or position, (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive base compensation, (vi) a description of the fringe benefits provided to each such individual as of the date hereof, and (vii) the Business Unit in which the individual works. During the ninety (90) days prior to the date of this Agreement, no employee of Seller or any of its Affiliates was wholly or mainly assigned to work in the Acquired Business other than those individuals listed on Section 5.13(a) of the Disclosure Schedules.  Except as set forth on Schedule 5.13(a) of the Disclosure Schedules, no such employee is on inactive status, including layoff, disability leave, pregnancy and parental leave or other extended absence.

(b)            With respect to the Acquired Business, Seller (i) is in material compliance with all applicable laws respecting employment, employment practices, labor, terms and conditions of employment, wages (including overtime wages), accessibility, hours of work, worker classification, tax withholding, meal and rest periods, prohibited discrimination, equal employment, pay equity, immigration status, employee safety and health, employment standards, human rights, occupational safety, workers’ compensation, language of work and plant closings and (ii) has properly and timely made all social insurance payments, including payments to any public pension scheme, compulsory retirement insurance, unemployment insurance, compulsory long term care insurance, compulsory occupational disability insurance, and compulsory health and safety insurance required to be made in respect of any employee, former employee or director in accordance with applicable law, except in each case for instances of non-compliance that would not reasonably be expected to result in a material Liability to Buyer.  In each case, with respect to the Scheduled Employees, Seller (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to such Scheduled Employees; (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Scheduled Employees.  With respect to the Scheduled Employees in the United States, the services provided by each of Scheduled Employee is terminable at the will of the Seller and its ERISA Affiliates and any such termination would result in no liability to the Seller or any ERISA Affiliate.  With respect to any Persons who performed services related to the Acquired Business, Seller does not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(c)            With respect to the Acquired Business, Seller has complied with and is in compliance with the Worker Adjustment and Retraining Notification Act and all similar state, local or non-U.S. requirements (collectively, the “WARN Act”). During the 90 days prior to the date hereof, Seller has not initiated any facility closing or mass layoff which would trigger any obligation under a WARN Act.  Except as set forth on Section 5.13(c) of the Disclosure Schedules, Seller is not party to or bound by any collective bargaining agreement or relationship, and has not experienced any strikes, material grievances, material unfair labor practices claims or other material employee or labor disputes, and is not involved in any negotiation of any collective bargaining agreement, in each case, with respect to the Acquired Business.  There are no threatened or apparent union organizing activities involving the Acquired Business or any Scheduled Employees. Seller has not engaged in any unfair labor practice with respect to the Acquired Business.  Except as disclosed on Section 5.13(c), of the Disclosure Schedules, neither Seller nor, to the Knowledge of Seller, any employee of the Acquired Business is subject to any noncompete, nondisclosure, non-solicitation, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Acquired Business.  Seller has paid or made adequate provision to pay all wages and other compensation and all other amounts due and payable to each of its employees or former employees through and including the Closing Date, in each case, with respect to the Acquired Business.

(d)            With respect to the Scheduled Employees, except as set forth in Section 5.13(d) of the Disclosure Schedules, there are no lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in writing against the Seller brought by or on behalf of any current or former Scheduled Employee or consultant or any class of the foregoing, alleging breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful or tortious conduct or any violation of applicable Law in connection with the employment relationship.  There are no pending or threatened or reasonably anticipated claims or actions against the Seller or Scheduled Employees under any worker’s compensation policy or long-term disability policy.  Seller is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, local, or non U.S. agency or governmental authority with respect to employment practices as it pertains to the Acquired Business.

(e)            Except as set forth on Section 5.13(e) of the Disclosure Schedules, Seller is not party to any agreement which could require Seller to pay any additional compensation, bonuses (including any retention bonuses), severance or separation pay, or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any Scheduled Employee.

(f)            Section 5.13(f) of the Disclosure Schedules lists all Contracts relating to labor, including, but not limited to, collective bargaining agreements.  Except as set forth on Section 5.13(f) of the Disclosure Schedules, there are no labor unions, works councils, or similar labor organizations presently representing or, to the Knowledge of Seller, engaged in any organizing activity with respect to any Scheduled Employee. To the Knowledge of Seller, all of the Scheduled Employees employed in the jurisdictions applicable to the disclosures on Section 5.13(f) of the Disclosure Schedules, are members of works council or labor unions, as applicable, either by law or contract. There has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened, any (i) strike, slowdown, picketing, or work stoppage by Scheduled Employees, (ii) proceeding against or affecting any Scheduled Employees relating to the alleged violation of any law or principle of common law pertaining to labor relations or employment matters, including any material charge or complaint filed by an employee, union or other labor organization with any labor relations board or other governmental authority, organizational activity, or other material labor or employment dispute, or (iii) application for certification of a collective bargaining agent for one or more groups of Scheduled Employees.  To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.

(g)            With respect to the transactions contemplated by this Agreement and the Transition Services Agreement, any notice required as of this date under any law or collective bargaining agreement has been given by Seller, and all bargaining obligations with any employee representative as of this date have been satisfied by Seller.

5.14            Employee Benefit Plans.

(a)            Section 5.14(a) of the Disclosure Schedules contains a true and complete list of all employee benefit plans that cover the Scheduled Employees, including but not limited to, employment or consulting agreements,  collective bargaining and supplemental agreements, pension, retirement, savings, profit sharing, incentive, bonus and compensation plans, time-based anniversary award plans (including “jubilee” awards), long-service leave, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, short and long term disability, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, funded or unfunded, which Seller maintains or maintained, or under which Seller has or has had any Liability or obligations with respect to any Scheduled Employee, now or at any time during the Seller’s current fiscal year (the “Employee Benefit Plans”).

(b)            Except as set forth in Section 5.14(b) of the Disclosure Schedules:  (i) Seller has no unfunded liabilities in connection with any of the Employee Benefit Plans; (ii) all employee or employer contributions, premium payments and other payments due from Seller to or under such Employee Benefit Plans have been paid in a timely manner; and (iii) all additional contributions, premium payments and other payments due on or before the Closing Date shall have been paid by that date.

(c)            Seller and its Subsidiaries (or any person or entity that is or was under common control with Seller and its Subsidiaries within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (hereinafter an “affiliate”) (i) do not contribute to and have not contributed to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, or a “pension plan” (as defined in the Income Tax Act (Canada)), and (ii) do not and have not participated in or incurred withdrawal liability under any “multiemployer plan” (as defined in Section 3(37) of ERISA or within the meaning of applicable Canadian laws).

(d)            Except as set forth in Section 5.14(d) of the Disclosure Schedules with respect to each of the Employee Benefit Plans:

(i)            each Employee Benefit Plan has been established, registered, maintained, funded and administered in material compliance with its governing documents, and applicable provisions of ERISA, the Code, other applicable law, and all regulations thereunder;

(ii)            there is no litigation, disputed claim (other than routine claims for benefits), governmental proceeding, audit, inquiry or investigation pending or, to the Knowledge of Seller and its Subsidiaries, threatened with respect to any Scheduled Employees in any Employee Benefit Plan, its related assets or trusts, or any fiduciary, administrator or sponsor of such Employee Benefit Plan;

(iii)            neither any Employee Benefit Plan nor any other person or entity has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Code Section 4975) with respect to any Employee Benefit Plan, for which no individual or class exemption exists;

(iv)            each Employee Benefit Plan that is a “group health plan” (as defined in Code Section 5000(b)(1)) has complied in all material respects with the applicable requirements of Sections 601 and 602 of ERISA and Code Section 4980B; and

(v)            no Employee Benefit Plan other than a retirement plan provides benefits to or on behalf of any person following retirement or other termination of employment (except to the extent required by Code Section 4980B).

(e)            except as set forth in Section 5.14(e) of the Disclosure Schedules with respect to each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA),

(i)            each such Employee Benefit Plan that is intended to constitute a tax qualified retirement plan under Code Section 401(a) has received a current IRS tax-determination letter on the plan document from the Internal Revenue Service; all amendments required to maintain such qualification have been timely adopted; to the Knowledge of Seller, nothing has occurred, whether by action or failure to act, which has resulted in or could be expected to cause the loss of such qualification (whether or not eligible for review under the Internal Revenue Service’s Closing Agreement Program, Voluntary Compliance Resolution program or any similar governmental agency program); and each trust thereunder is exempt from tax pursuant to Code Section 501(a); and

(ii)            to the Knowledge of Seller, no event has occurred and no condition exists relating to any such plan that would subject Buyer to any tax under Code Section 4979, or to any liability under Section 502 of ERISA.

(f)            Neither the execution and delivery of this Agreement nor the Closing (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus or otherwise) becoming due from Buyer to any Scheduled Employee, (ii) materially increase any payments or benefits otherwise payable or provided by Buyer or (iii) result in the acceleration of the time of payment or vesting of any payments or benefits except as forth on Section 5.14(f) of the Disclosure Schedules.

(g)            Each Employee Benefit Plan and each other Contract, agreement, plan, program and arrangement maintained, established or entered into by the Seller or any Subsidiary with a Scheduled Employee that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has since (i) January 1, 2005, been maintained and operated in all material respects in good faith compliance with Section 409A of the Code or an available exemption therefrom, and (ii) January 1, 2009, been in all material respects in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

5.15            Product Warranties.  Each product and service sold, licensed, provided or delivered by the Acquired Business has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and Seller has no out-of-pocket cost Liability for replacement or repair thereof or other damages in connection therewith.  Section 5.15 of the Disclosure Schedules includes copies of the standard terms and conditions of sale of the Acquired Business.  No product or service (other than a consulting service) sold, licensed, provided or delivered by the Acquired Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth on Section 5.15 of the Disclosure Schedules other than those guaranties, warranties, or other indemnities that are not, individually or in the aggregate, materially more burdensome (commercially or otherwise) on Seller than the applicable standard terms and conditions of sale set forth on Section 5.15 of the Disclosure Schedules.

5.16            Compliance with Laws.  Seller has complied with and is in compliance with, in all material respects, all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Acquired Business, the Purchased Assets and the Scheduled Employees, and no claims have been filed against Seller alleging a violation of any such laws or regulations, and Seller has not received written notice, or to Seller’s Knowledge, oral notice, of any such violations.

5.17            Affiliate Transactions.  Except as disclosed on Section 5.17 of the Disclosure Schedules no officer, director, employee, principal stockholder or other Affiliate of Seller or any of its Affiliates or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (each, a “Related Party”), is a party to any Contract or transaction with Seller pertaining to the Acquired Business or the Purchased Assets or has any interest in any property, real or personal or mixed, tangible or intangible, or pertaining to the Acquired Business or the Purchased Assets.

5.18            Title to Property.

(a)            Seller or a Selling Affiliate owns good and valid title to, or a valid leasehold interest in, free and clear of all Liens (other than Permitted Liens), all of its personal property and assets included in the Purchased Assets and the Acquired Business.  Seller or a Selling Affiliate, at the Closing, will have the right, either directly or indirectly, to and will sell and transfer to Buyer good and valid title to, or a valid leasehold interest in all assets of the Acquired Business, including the Purchased Assets, free and clear of all Liens (other than Permitted Liens), except for Non-Assignable Contracts which are subject to Section 2.7 and Exhibit C.

(b)            The Purchased Assets are in good condition and repair (wear and tear resulting in the Ordinary Course of Business excluded) and have been maintained in all material respects in accordance with the regular business practices of the Seller and at all times with in accordance with industry standards.

(c)            Except for the Seller’s facility located at One Campus Martius, Detroit, Michigan 48226, neither Seller nor any Selling Affiliate owns any real property used in connection with the Acquired Business, nor have they ever owned any real property used in connection with the Acquired Business.  Section 5.18(c) of the Disclosure Schedules sets forth a list of all real property currently leased, subleased or licensed by or from Seller or any Selling Affiliate and used in connection with the Acquired Business or otherwise used or occupied by Seller or any Selling Affiliate in connection with the Acquired Business (the “Acquired Business Facilities”).  With respect to the Assumed Acquired Business Leases and the leases with respect to the Subleased Facilities, Section 5.18(c) of the Disclosure Schedules also sets forth, if applicable, the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the approximate size of the premises and the aggregate annual rental payable thereunder.  Seller has provided Buyer with (i) a true and correct listing of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Acquired Business Facilities and the Subleased Facilities, including all amendments, terminations and modifications thereof (“Acquired Business Leases”) and (ii) true, complete and correct copies of all Assumed Acquired Business Leases.  All such Acquired Business Leases are in full force and effect and are valid and enforceable in accordance with their respective terms.  There is not, under any Acquired Business Lease, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Seller or any Selling Affiliate, or to Seller’s Knowledge, any other party thereto.  The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of Seller or any Selling Affiliate or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Acquired Business Leases, or otherwise adversely affect the continued use and possession of the Acquired Business Facilities for the conduct of business as presently conducted.  Seller or its Selling Affiliates currently occupies all of the Acquired Business Facilities for the operation of the Acquired Business, and there are no other parties occupying, or with a right to occupy, the Acquired Business Facilities.  Seller and each of the Selling Affiliates has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property relating to the Acquired Business that are no longer in effect and has no continuing liability with respect to such terminated real property leases.

(d)            As to the Acquired Business Facilities that are the subject of the Assumed Acquired Business Leases or that are Subleased Facilities: (i) the Acquired Business Facilities are in good operating condition and repair and are suitable for the conduct of the Acquired Business as presently conducted therein; (ii)  neither the operation of Seller nor any Selling Affiliate on the Acquired Business Facilities nor, to Seller’s Knowledge, such Acquired Business Facilities, violate any law relating to such property or operations thereon; (iii)  to Seller’s Knowledge, neither Seller nor any Selling Affiliate could be required to expend more than $10,000 in causing any Acquired Business Facilities to comply with the surrender conditions set forth in the applicable Acquired Business Lease; and (iv) neither Seller nor any Selling Affiliate is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Acquired Business Facilities.

5.19            Customers and Suppliers.  Section 5.19 of the Disclosure Schedules attached hereto contains an accurate list of the ten (10) largest customers and five (5) largest suppliers of each Business Unit for the most recently completed fiscal year and for the first six months of the current fiscal year, as measured by the dollar amounts of purchases therefrom or thereby.  Except as set forth on Section 5.19 of the Disclosure Schedules none of the suppliers listed on Section 5.19 of the Disclosure Schedules has indicated to Seller that it shall stop, or materially decrease the rate of supplying, materials, products or services to Seller with respect to the any Business Unit and no customer listed on Section 5.19 of the Disclosure Schedules has indicated to Seller that it shall (i) stop purchasing or materially decrease the volume of purchases of materials, products or services from Seller with respect to any Business Unit or (ii) seek to purchase the materials, products or services provided by Seller from any other supplier or vendor not currently providing such products and services to such customer or convert any exclusive or single-source purchasing arrangement or relationship between such customer and Seller with respect to the materials, products or services into a non-exclusive or multi-source arrangement or relationship.  With respect to each customer listed on Section 5.19 of the Disclosure Schedules there has been no change, and no such customer has requested or indicated to Seller with respect to the materials, products or services that it may request a change, in the prices or material terms at which such customer purchases materials, products or services from Seller with respect to any Business Unit.

5.20            Trade Deals and Promotions. Seller has not become bound by nor is a party to any trade deals, trade promotions or programs, sponsorships, trade refunds or cooperative programs or consumer promotions and programs (including any coupon, premiums and rebate programs), whether oral or written, with respect to the Acquired Business.

5.21            Sufficiency.  The Purchased Assets, the property and services contemplated under the Transition Services Agreement, the rights granted under the Technology Rights and Intellectual Property Licensing Agreement and the assets identified on Section 5.21 of the Disclosure Schedules constitute all of the material rights, services, property and assets (real, personal and mixed, tangible and intangible) that are necessary to conduct the Acquired Business in substantially the same manner as currently conducted.

5.22            Disclosure.  To the Knowledge of Seller, neither this Agreement, the other Transaction Documents nor any of the Schedules, Disclosure Schedules, attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading in light of the circumstances in which they were made.

5.23            Brokers.  Except as set forth on Section 5.23 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents based upon arrangements made by or on behalf of the Seller or any of its Affiliates.

5.24            FCPA.

(a)            Solely with respect to the Acquired Business, neither Seller nor any Selling Affiliate, nor any director, officer or employee of Seller or any Selling Affiliate, nor any agent or representative acting for or on behalf of Seller or any Selling Affiliate, nor any other Person acting for or on behalf of Seller or any Selling Affiliate, as a provider of products or services or as a referral partner, reseller, distributor or other business partner:

(i)            has directly or indirectly (A) made, offered or promised to make, or authorized the making of, any unlawful payment to any Person, (B) given, offered or promised to give, or authorized the giving of, any unlawful gift, unlawful political or charitable contribution or other unlawful thing of value to any Person, (C) requested or received any unlawful payment, unlawful gift, unlawful political or charitable contribution or other unlawful thing of value or (D) violated any provision of the FCPA, the UK Bribery Act or any other applicable law or regulation that prohibits corruption or bribery;

(ii)            has been investigated by any governmental authority, body or agency, or been the subject of any allegation, with respect to conduct within the scope of Section 5.24(a)(i) above; or

(iii)            will directly or indirectly use all or any portion of the amounts paid by Buyer hereunder (A) for or in connection with or in furtherance of the making, offering or promising to make, or the authorization of the making of any unlawful payment to any Person, (B) for or in connection with or in furtherance of the giving, offering or promising to give, or the authorization of the giving of any unlawful gift, unlawful political or charitable contribution or other unlawful thing of value to any Person or (C) in a manner that may violate any provision of the FCPA, the UK Bribery Act or any other applicable law or regulations that prohibits corruption or bribery.

(b)            There have been no false or fictitious entries made in the books or records of Seller or any Selling Affiliate relating to any secret or unrecorded fund or any unlawful payment, unlawful gift, unlawful political or charitable contribution or other unlawful thing of value and Seller and the Selling Affiliates have not established or maintained a secret or unrecorded fund.

For the avoidance of doubt, any reference to “other thing of value” in this Section 5.24 includes meals, entertainment, travel and lodging.

For purposes of this Agreement, the “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules, regulations and guidance promulgated thereunder, and “UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

5.25            Export Control Laws.  Except as set forth on Section 5.25 of the Disclosure Schedules, the Seller and each Selling Affiliate has, since January 1, 2009, conducted in all material respects its export, re-export and import transactions with respect to the Acquired Business in accordance with (a) all applicable U.S. export and re-export control and import laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and (b) all other applicable import/export control applicable foreign laws, regulations and ordinances in other countries in which the Sellers and Selling Affiliates conduct business. Without limiting the foregoing, (i) the Seller and each Selling Affiliate has obtained all export and import licenses, license exceptions, registrations, and other material consents, notices, waivers, approvals, orders, authorizations, declarations and filings with any governmental entity required for the export, import and re-export of products, services, software and technologies and releases of technologies and software to foreign nationals located in the United States and abroad, in all cases, with respect to the Acquired Business (“Export Approvals”); (ii) the Seller and each Selling Affiliate is in compliance with the terms of all applicable Export Approvals in all material respects; (iii) there are no pending or, to the Seller’s Knowledge, threatened claims against the Seller or the Selling Affiliates with respect to such Export Approvals or export or re-export transactions or import transactions with respect to the Acquired Business; (iv) no Export Approvals for the transfer of export licenses that constitute Purchased Assets to Buyer or any Buying Affiliate are required, or if required, such Export Approvals can be obtained expeditiously without material cost; and (v) Section 5.25 of the Disclosure Schedule sets forth the true, correct and complete export control classifications and HTS numbers applicable to the Acquired Business.

5.26            Canadian Regulatory Matters.

(a)            For purposes of, and in accordance with subsection 110(3) of, the Competition Act (Canada), the aggregate value of the assets of the Acquired Business in Canada being acquired, and the gross revenues from sales in and from Canada generated from such assets, do not exceed C$80,000,000.

(b)            No aspect of the Acquired Business that is a “Canadian business” within the meaning of the Investment Canada Act (Canada) is engaged in any of the activities described in Section 14.1(5) of the Investment Canada Act (Canada).

5.27            Limitation on Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS AS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS.  ALL OTHER REPRESENTATIONS OR WARRANTIES BY SELLER ARE HEREBY DISCLAIMED.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller (provided that the representations and warranties made as of a specified date will be true and correct as of such date) that:

6.1              Organization and Corporate Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is not in default under or in violation of any provision of its formation documents.

6.2              Authorization of Transactions.  Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The board of directors of Buyer has duly approved this Agreement and all other Transaction Documents to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by principles of laws of general application relating to bankruptcy, insolvency and the relief of debtors.

6.3               No Conflicts.  The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Buyer do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the assets of Buyer, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of Buyer’s formation documents, (ii) any contract to which Buyer is bound or affected, (iii) any law, statute, rule or regulation to which Buyer is subject or (iv) any judgment, order or decree to which Buyer is subject, except such filings and notices as may be required under the HSR Act.

6.4               Financing.  Buyer has or will at the Closing have funds sufficient to consummate the transactions contemplated by this Agreement and will have such funds at the Closing.

6.5               Limitations on Warranties

(a)            BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE TRANSACTION DOCUMENTS AND TO THE EXTENT REQUIRED BY THIS AGREEMENT TO BE SET FORTH IN THE DISCLOSURE SCHEDULES, SELLER MAKES NO, AND BUYER IS NOT RELYING UPON ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS.

(b)            Buyer acknowledges and agrees that, in entering into this Agreement and in consummating the transactions contemplated hereby, it has relied and will rely solely upon its own investigation and analysis and the representations and warranties contained in the Transaction Documents.

ARTICLE VII

TERMINATION

7.1               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of Seller, on the one hand, and Buyer, on the other hand;

(b)            by either Buyer, on the one hand, or Seller on the other hand, if a governmental authority of competent jurisdiction shall have (i) enacted, issued or promulgated a law that has the effect of rendering the transactions contemplated by the Transaction Documents illegal, which law shall have become final and nonappealable or (ii) issued an order, judgment, decree, injunction or similar ruling prohibiting the consummation of the transactions contemplated by the Transaction Documents that has become final and non-appealable;

(c)            by Seller if events have occurred which have made it impossible to satisfy a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 3.2 unless Seller’s breach of this Agreement has caused the condition to be unsatisfied;

(d)            by Buyer if events have occurred which have made it impossible to satisfy a condition precedent to Buyer’s obligations to consummate the transactions contemplated hereby set forth in Section 3.1 unless Buyer’s breach of this Agreement has caused the condition to be unsatisfied;

(e)            by Seller or Buyer if the Closing has not occurred on or prior to April 2, 2014; provided, however, that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 7.1(e) if such Party’s or Parties’ breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

7.2               Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party or its stockholders, Affiliates, directors or officers under this Agreement, except that the provisions of Sections 9.3 (Press Release and Announcements), 9.6 (Expenses) and Article X (Miscellaneous) shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.1               Survival; Risk Allocation

(a)            Survival of Representations, Warranties, Covenants and Agreements.  All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or Section 8.2(b)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date.  For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date that is 18 months following the Closing Date;  provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 5.7 (Taxes) or Section 5.14 (Employee Benefit Plans), the Applicable Limitation Date shall be the 30th day after expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), if any, giving rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in  Section 5.10 (other than Section 5.10(i)) (Intellectual Property), the Applicable Limitation Date shall mean the fifth anniversary of the Closing Date, (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Seller set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), clauses (i), (iii) and (iv) of Section 5.3 (Absence of Conflicts), or Section 5.18(a) (Title to Property), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever) and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 6.1 (Organization and Corporate Power) or Section 6.2 (Authorization of Transactions) or Section 6.3 (No Conflicts), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).  The covenants and agreements of each Party set forth in this Agreement shall survive forever.

(b)            Special Rule for Fraud.  Notwithstanding anything in this Article VIII to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c)            Risk Allocation.  The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby among the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

8.2                Indemnification.

(a)            Seller’s Indemnification.  Seller shall indemnify Buyer and its officers, directors, employees, equity holders, Affiliates (including the Buying Affiliates), successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, Liability, demand, claim, action, cause of action, out-of-pocket cost, damage, deficiency, diminution in value (but only if such diminution in value directly results from the occurrence of any event specified in any of clauses (i) through (v) below), Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any misrepresentation or the breach of any representation or warranty made by Seller or any Selling Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto, provided that, in the determination of any Losses suffered pursuant thereto, such representation and warranty shall be considered without regard to any reference to material, materially, material respects, Material Adverse Effect or similar language;

(ii)            the breach of any covenant or agreement made by Seller or any Selling Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate delivered by Seller to Buyer with respect hereto or thereto;

(iii)            any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby based upon any alleged agreement, arrangement or understanding between the claimant and Seller or any of its agents or representatives;

(iv)            Seller’s failure to comply with or to provide any notice required by any bulk sales, bulk transfer or similar law of any jurisdiction; and

(v)            the assertion against any Buyer Party of any Liability that is an Excluded Liability or relates to an Excluded Asset.

(b)            Buyer Indemnification.  Buyer and the Buying Affiliates shall jointly and severally indemnify Seller and its respective officers, directors, employees, equity holders, Affiliates (including the Selling Affiliates), successors and permitted assigns (each, a “Seller Party” and collectively, the “Seller Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

(i)            any misrepresentation or the breach of any representation or warranty made by Buyer or any Buying Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto, provided that, in the determination of any Losses suffered pursuant thereto, such representation and warranty shall be considered without regard to any reference to material, materially, material respects, material adverse effect or similar language;

(ii)            the breach of any covenant or agreement made by Buyer or any Buying Affiliate contained in this Agreement, the other Transaction Documents, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate delivered by Buyer to Seller with respect hereto or thereto;

(iii)            any claim for payment of fees and/or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby based upon any alleged agreement, arrangement or understanding between the claimant and Buyer or any of its agents or representatives; and

(iv)            the assertion against Seller Party of any Liability that is an Assumed Liability.

(c)            Limitations on Indemnity.  The indemnification provided for in Sections 8.2(a)(i) and 8.2(b)(i) above is subject to the following limitations:

(i)            No Party will be liable hereunder with respect to claims referred to in Section 8.2(a)(i) or Section 8.2(b)(i) above unless the other Party gives written notice thereof prior to the Applicable Limitation Date, if any.  Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder for all Losses which such parties may incur (subject to the Basket and the Cap, if applicable, and all other provisions of this Article VIII) in respect of the matters which are the subject of such claim, regardless of when incurred, to the extent indemnification is required with respect thereto pursuant to Sections 8.2(a) or (b).

(ii)            Anything in this Agreement to the contrary notwithstanding (but subject to the remainder of this Section 8.2(c)(i)), no Indemnifying Party shall be liable to the Buyer Parties or the Seller Parties, as the case may be, for any Loss arising under Section 8.2(a)(i) or Section 8.2(b)(i) above (A) with respect to any individual item or matter, or items or matters arising out of substantially similar facts and circumstances, unless the amount of Losses with respect to such item(s) or matter(s) exceeds $25,000 (the “De Minimis Threshold”), and if such amount is not exceeded, none of the Losses with respect to such item(s) or matter(s) will count toward satisfying the Basket, (B) unless the aggregate amount of all Losses incurred by the Buyer Parties or the Seller Parties under said Section 8.2(a)(i) or 8.2(b)(i), as applicable, exceeds one million dollars ($1,000,000) in the aggregate (the “Basket”), in which case such Indemnifying Party shall be liable for all such Losses (including the amount of the Basket), and (C) to the extent that the aggregate amount of all such Losses exceeds thirty two million dollars ($32,000,000) (the “Cap”).  Notwithstanding anything contained in this Agreement to the contrary, the Basket, De Minimis Threshold and the Cap shall not apply with respect to any Loss arising from or related to a breach of (a) any covenant or agreement set forth in this Agreement or any of the Affiliate Asset Purchase Agreements of any Party, (b) the representations and warranties set forth in Section 5.1 (Organization and Corporate Power), Section 5.2 (Authorization of Transactions), clauses (i), (iii) and (iv) of Section 5.3 (Absence of Conflicts), Section 5.10 (other than Section 5.10(i)) (Intellectual Property), Section 5.17 (Affiliate Transactions), Section 5.18(a) (Title to Property), Section 6.1 (Organization and Corporate Power), Section 6.2 (Authorization of Transactions), Section 6.3 (No Conflicts), or (c) the indemnities in Sections 8.2(a)(ii), (iv) and (v), Section 8.2(b)(ii).

(d)            Procedure.

(i)            If a party hereto seeks indemnification under this Article VIII, such party (the “Indemnified Party”) shall give written notice to the other party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its Liabilities hereunder except to the extent such failure shall have materially harmed the Indemnifying Party.  In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof and the Indemnifying Party’s reasonable request therefor, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a third party claim.  The Indemnifying Party shall be entitled to control the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel; provided, however, that the Indemnifying Party must conduct the defense of such action actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first verify and commit in writing to the Indemnified Party that the Indemnifying Party agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims to the extent provided for in this Article VIII (but not subject to the Basket, De Minimis Threshold or Cap), and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim to the extent provided for in this Article VIII (but not subject to the Basket, De Minimis Threshold or Cap).

(ii)            If the Indemnifying Party is permitted to assume and control the defense of a third party claim and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party, unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing or (ii) the Indemnifying Party has been advised by its counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(iii)            If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

(iv)            In the event that the Indemnifying Party fails to assume the defense of a third party claim in accordance with Section 8.2(d)(i) above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the third party claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any Losses of the Indemnified Party as a result of such third party claim to the extent subject to indemnification under this Article VIII, and (iii) Buyer and Seller shall retain all remedies to which they are entitled under this Article VIII.

(v)            Notwithstanding any provision herein to the contrary, in the event that the Indemnified Party conducts the defense of any third party claim (including any Indemnified Party Controlled Claim), any costs and expenses of investigation or defense, including court costs and reasonable attorney’s fees, and any costs paid in any settlement or pursuant to any judgment, incurred or suffered by any Indemnified Party in connection with any third-party claim alleging any matter that, if determined adversely to the Indemnified Party, would be a matter for which the Indemnified Party would be entitled to indemnification hereunder, will constitute Losses for which the Indemnified Party is entitled to indemnification under this Article VIII whether or not an adverse determination is ultimately made against the Indemnified Party with respect to such matter.

(e)            Notwithstanding the foregoing, the Indemnified Party shall have the right to control the prosecution, defense or settlement of any action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification that (a) seeks non-monetary relief, (b) involves criminal or quasi-criminal allegations, or (c) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend (collectively, the “Indemnified Party Controlled Claims”).  The Indemnified Party shall pursue in good faith, through counsel of its selection, the prosecution, defense or settlement of each such Indemnified Party Controlled Claim until such time, if any, that the Indemnified Party shall elect not to pursue indemnification with respect to such third party claim or elects to tender such claim to the Indemnifying Party.  The Indemnifying Party will remain responsible for any Losses of the Indemnified Party as a result of such Indemnified Party Controlled Claims to the extent subject to indemnification under this Article VIII (including in accordance with Section 8.2(d)(iii) above), and the Indemnified Party shall retain all remedies to which it is entitled under this Article VIII.

(f)            Purchase Price Adjustments.  Amounts paid to or on behalf of any Party as indemnification shall be treated as adjustments to the Net Purchase Price (including for Tax purposes) except to the extent required by applicable law.

(g)            Payments. The Indemnifying Party shall pay the Indemnified Party in immediately available funds promptly after the Indemnified Party provides the Indemnifying Party with written notice of a claim hereunder and the Parties agree in writing that there is a reasonable basis for such claim and with respect to the amount of such claim. Notwithstanding anything herein to the contrary, in the event that it is determined either by mutual agreement or by a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification hereunder, the Indemnified Party shall immediately reimburse all fees and expenses incurred by any purported Indemnifying Party in connection with such claim.

(h)            Adjustment to Indemnification Payments.  Any payment made under this

Article VIII in respect of any indemnification claim (i) shall be reduced by any net insurance proceeds realized by and paid to the Indemnified Party in respect of such claim (determined after giving effect to any increase in premiums resulting therefrom), and (ii) shall be reduced by any amounts collected from third parties (other than the Buyer Parties or the Seller Parties) with respect to such claim.

(i)            Exclusive Remedy.  Subject to Section 8.1(b), from and after the Closing, and except in the event of fraud, the indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy (other than equitable remedies or injunctive relief) hereunder for any Losses as a result of, with respect to or arising out of any breach or claim in connection with this Agreement, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate or writing delivered in connection with this Agreement, regardless of the cause of action.

(j)            Limitation on Liability.  No Indemnifying Party shall in any event be liable to the Buyer Parties or the Seller Parties, as applicable, on account of any indemnification obligation set forth in this Article VIII for any punitive damages hereunder except to the extent such damages are awarded to a third party in connection with a third party claim.

(k)            No Duplication of Warranties and Representations.  Notwithstanding anything to the contrary herein, an Indemnified Party may not assert or recover under Section 8.2 above duplicative Losses in respect of a single set of facts or circumstances giving rise to a breach of representation, warranty or covenant in this Agreement; provided that the foregoing shall not restrict claims under any one or more representations, warranties, covenants or agreements set forth in this Agreement that may be applicable to such facts and circumstances.  Any rights to indemnification pursuant to Section 8.2 based on representations, warranties, covenants, or agreements contained in this Agreement, the other Transaction Documents, any Exhibit, Schedule or Disclosure Schedule hereto or any certificate delivered with respect hereto or thereto shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before, on or after the execution and delivery of this agreement or the Closing; provided, however, the foregoing shall not in any manner limit the acknowledgment and agreement in Section 6.5(b).

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1               Tax Matters.

(a)            Certain Taxes and Fees.  Buyer or a Buying Affiliate, as applicable, shall be responsible for one hundred (100) percent of all Transfer Taxes incurred by reason of the transfer on or after the Closing of the Purchased Assets and the Assumed Liabilities under this Agreement. The Parties hereto shall cooperate, to the extent permitted by applicable law, to minimize any such Transfer Taxes. Without derogating the generality of the foregoing, with respect to any Transfer Taxes that may be imposed by a governmental authority in the state of Michigan, Canada or the Netherlands (including any political subdivision thereof), and provided (i) that the Buying Affiliate timely registers with the respective Tax authority for VAT purposes, (ii) Buyer and the Buying Affiliates intend to immediately after the Closing use the Purchased Assets in a business substantially similar to that of Seller or a Selling Affiliate in the respective jurisdiction, and (iii) there is no change in applicable law regarding VAT exemption for transfer of going concern in the respective jurisdiction from the date of this Agreement to the due date for the applicable Tax Return, any Party that is required to file a Tax Return with respect to Transfer Taxes shall file all such Tax Returns on the basis that a complete exemption from such Transfer Taxes applies, and shall otherwise take all actions consistent therewith and shall not fail to take any actions required thereby.  All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Party required by law to do so, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing.  Subsequent to the Closing, Seller or a Selling Affiliate shall provide Buyer or a Buying Affiliate with invoices separately designating Transfer Taxes in those jurisdictions where Transfer Taxes are applicable and reasonable access to review such Tax Returns to allow a determination of the Transfer Taxes so invoiced. The Seller and the Selling Affiliates shall further provide the Buyer with an affidavit confirming proof of timely filing of all such required Tax Returns or other filings and payment of all such applicable Transfer Taxes. Within ten business days of delivery of such invoices and affidavits, and review of such Tax Returns (provided such materials are reasonably acceptable to Buyer or the Buying Affiliate), Buyer or a Buying Affiliate shall pay to Seller or a Selling Affiliate the amount of Transfer Taxes so invoiced.  For the avoidance of doubt, Buyer and the Buying Affiliates shall be entitled to any refunds of any Transfer Taxes paid with respect to this Section 9.1(a), and any Seller or Selling Affiliate who receives such refund shall pay such refunds upon receipt over to Buyer or the Buying Affiliate.  The Parties shall cooperate to seek any such refunds to the extent available under applicable law.  If upon audit or other similar review of Seller or a Selling Affiliate (a “Transfer Tax Audit”), it is finally determined that additional Transfer Taxes are due and payable in any jurisdiction, payment of any such Tax, plus any applicable penalties or interest, (together, a “Tax Assessment”) shall be the obligation of the Buyer and Buying Affiliates, and they shall pay any such Tax Assessment to Seller or Selling Affiliates within five business days of a final determination, and Buyer and Buying Affiliates shall also indemnify the Seller and Selling Affiliates for any such Tax Assessment, provided, (x) Buyer or a Buying Affiliate shall have the right, but not the obligation, to assume control of the defense of any issue in such Transfer Tax Audit for which Buyer or a Buying Affiliate has an indemnification obligation to Seller or a Selling Affiliate at its own expense, and (y) if Buyer or a Buying Affiliate does not assume control of the defense of such an issue of such Transfer Tax Audit, Buyer or a Buying Affiliate shall have the right to participate in such Transfer Tax Audit to the extent of such issue and neither Seller nor a Selling Affiliate shall settle such an issue in such Transfer Tax Audit without the consent of Buyer or a Buying Affiliate, which consent shall not be unreasonably withheld.

(b)            Cooperation on Tax Matters.  The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, and at the expense of the requesting Party, in connection with the filing of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Property Taxes. All property taxes, ad valorem taxes and similar taxes imposed on a periodic basis, whether paid in advance or arrears, in each case levied with respect to the Purchased Assets, other than Transfer Taxes subject to Section 9.1(a), for a Straddle Period, shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period (including the Closing Date) and the number of days of such taxable period not included in the Pre-Closing Tax Period.  Within 180 days after the Closing, Seller shall present a proposed proration of the tax between Seller and Buyer under this Section 9.1(c) together with such supporting evidence as is reasonably necessary to calculate the proration.  The Buyer shall have 30 days to review and comment on the proposed proration.  Once the parties agree on the proration, the proration amount shall be paid by the party owing it to the other within 15 days after the parties agree on the proration.  Thereafter, upon receipt by either party either directly or after forwarding to such party by the other party of any paid or to be paid bill for property or similar taxes relating to the Purchased Assets that are subject to each Party’s right to reimbursement from the other Party pursuant to this Section 9.1(c), if the proration requires adjustment because of the final bill, the Seller or Buyer shall make a payment to reimburse the other party under this Section 9.1(c). The party owing shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.  Any payment required under this Section 9.1(c) and not made within 15 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.  Notwithstanding any other provision of this Section 9.1(c), if Buyer relocates any Purchased Assets to another Tax jurisdiction and such relocation results in an increase of the property Tax liability for a period that begins before the Closing, Seller shall not be liable for any portion of any such increase in Tax. The portion of the taxable period allocated to Buyer, and Buyer’s obligation to reimburse Taxes to Seller under this Section 9.1(c), shall not be reduced because of the Buyer’s disposition or relocation of a Purchased Asset after the Closing Date.  If any such disposition or relocation results in the availability of any refund of such Taxes, the Parties hereto shall cooperate, to the extent permitted by applicable law, to seek such refund which refund, if received by Seller or any Selling Affiliate, shall upon receipt be paid over to Buyer.

(d)            Tax Collection Rights.  Per the terms of many of Seller’s and the Selling Affiliates’ Contracts with their customers, the customer is responsible for payment of certain Taxes that may be imposed on the transaction, such as sales Tax and VAT.  In the event that Seller or a Selling Affiliate did not charge a customer such a transaction Tax, and it is later determined that such a Tax should have been charged, Seller or the applicable Selling Affiliate has the right to recover such Tax from the customer (such right to recover tax is herein referred to as “Tax Collection Rights”).  Buyer and the Buying Affiliates acknowledge that Seller and the Selling Affiliates retain such Tax Collection Rights and upon reasonable request of Seller or a Selling Affiliate  in accordance with Section 9.1(d), Buyer or the Buying Affiliates shall cooperate with Seller or the applicable Selling Affiliate in Seller’s or the Selling Affiliate’s efforts to exercise their Tax Collection Rights.

(e)            Payroll Taxes.  At Buyer’s request, and to the extent Buyer and Seller reasonably agree such procedure is available, Buyer and Seller shall reasonably cooperate to treat the withholding and payroll taxes of the Scheduled Employees in the United States in accordance with the alternate procedure set forth in Rev. Proc. 2004-53.

(f)            Prepaid VAT on Certain Installments Contracts.  Buyer and Seller acknowledge that Seller or a Selling Affiliate have prepaid to the relevant Tax authority VAT with its own funds on certain installment payment Contracts that are Purchased Contracts (the “Installment Payment Contracts”).  Post-Closing, as Buyer or a Buying Affiliate invoices each remaining installment of the unbilled accounts receivable related to such Installment Payment Contracts, the Buyer or Buying Affiliate will properly invoice the customer VAT related to each such installment.  Within ten business days of receipt of payment of such a billing from a customer, and to the extent of VAT prepaid to the relevant Tax authority by Seller or a Selling Affiliate with its own funds, Buyer or Buying Affiliate shall reimburse Seller or Selling Affiliate for any amount of the VAT actually collected that is not required to be remitted by Buyer or Buying Affiliate to a Tax authority.  On or before the date hereof, Seller shall provide Buyer with Schedule 9.1(f) hereto, of all Installment Payment Contracts which exist on the date hereof.  Such schedule shall include the name of the customer, the Contract identification, the remaining installment payments and the prepaid VAT (including an affidavit from Seller that Seller timely remitted the prepaid VAT) related to the unbilled installment payments. Between the date hereof and Closing, Seller shall notify Buyer of any updates to Schedule 9.1(f) in writing within five (5) business days after making any prepayment of VAT to a Tax authority on an Installment Payment Contract, and Seller shall provide Buyer with a revised Schedule 9.1(f) at Closing.   For the avoidance of doubt, Buyer and Buying Affiliates shall have no obligation to collect any payments under this Section 9.1(f).

(g)            Delivery Method. For all Shared Contracts and Fully-Assigned Contracts related to U.S. customers, the Buyer and the Buying Affiliates will deliver any software, maintenance updates, upgrades and documentation by electronic means to the customer, except for the customers listed on  Schedule 9.1(g), which such Schedule sets forth a complete list of customers (a) who do not currently receive delivery by electronic means and (b) for whom  electronic delivery will not reduce sales Tax on such delivery, until the Buyer or the Buying Affiliates enters into its own contract with such customer. Upon request from Seller or the Selling Affiliates, Buyer or Buying Affiliates shall provide proof of its delivery method.  Buyer and the Buying Affiliates shall indemnify Seller and Selling Affiliates, for any Tax liability imposed on Seller that resulted due to the Buyer’s change in method of delivery for the Shared Contracts and Fully-Assigned Contracts.

(h)            Coordination. In the event of any conflict between the provisions of this Section 9.1 and any other provision of this Agreement, this Section 9.1 shall control.

9.2               Access to Information.  During normal business hours during the period prior to the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing, upon reasonable advance notice from Buyer, Seller shall, and shall cause the Selling Affiliates to, cooperate with and afford Buyer and its Affiliates and their respective accountants, counsel and other representatives, access to (i) all of Seller’s and the Selling Affiliate’s properties, assets, books, Contracts, commitments and records relating to the Acquired Business, (ii) all other information concerning the business, properties and personnel of Seller and the Selling Affiliates relating to the Acquired Business as Buyer may reasonably request and (iii) all Scheduled Employees.  Unless this Agreement is terminated pursuant to Section 7.1, Seller shall, and shall cause the Selling Affiliates to, provide to Buyer and its Affiliates and their respective accountants, counsel and other representatives copies of such workpapers, data, internal financial statements (including by returns and supporting documentation) and other backup materials and information as reasonably requested by Buyer to allow Buyer and its independent public accountants to prepare and conduct any reviews and audits, at Buyer’s expense, of the financial statements of the Acquired Business and any related Tax returns.  Any investigation pursuant to this Section 9.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller.  Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion jeopardize any attorney-client privilege.

9.3               Press Releases and Announcements.  At and after the Closing, no press releases related to this Agreement and the transactions contemplated herein, or other public announcements to the employees or exclusive customers of the business of the Seller relating to the Purchased Assets, shall be issued without the other Party’s prior written consent; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable law or any requirement of the Nasdaq Stock Market.  No such press releases or other public announcements shall be made prior to the Closing without the prior written consent of Seller and Buyer; provided, however, that a Party may make any public disclosure it believes in good faith is required or advisable by applicable law or any requirement of the Nasdaq Stock Market.

9.4               Further Assurances.  Seller and Buyer shall, and shall cause each Selling Affiliate or Buying Affiliate, as applicable, to (i) prior to Closing, execute and deliver such further instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer (each such document a “Transfer Document” and collectively, the “Transfer Documents”, which term includes the Affiliate Asset Purchase Agreements) to Buyer or any Buying Affiliate, as applicable, of the Purchased Assets; provided, to the extent Seller, pursuant to Section 3.3, is obligated to waive certain conditions to Closing, the Parties shall have no obligations under this Section 9.4(i); and (ii) to the extent Seller, pursuant to Section 3.3, is obligated to waive certain conditions to Closing, to use their respective best efforts to execute and deliver any Transaction Documents or Affiliate Asset Purchase Agreements that were not been executed and delivered as of or prior to the Closing, promptly following the Closing.

9.5               Specific Performance.  Notwithstanding anything to the contrary in this Agreement, Seller acknowledges that the Acquired Business and the Purchased Assets are unique and recognizes and affirms that in the event of a breach of this Agreement by Seller, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Seller’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by Buyer to enforce this Agreement, Seller hereby waives the defense that there is an adequate remedy at law.

9.6               Expenses.  Except as otherwise provided herein, each of the Parties shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.  Buyer and Seller shall each pay half of any filing fees associated with any filings under the HSR Act or any other competition act filing required pursuant to applicable law.

9.7               Exclusivity.  From and after the date hereof through and including the first to occur of the Closing and the termination of this Agreement pursuant to Article VII hereof, Seller agrees, on behalf of itself and each of its Affiliates, that neither it nor any of its respective representatives, directors, officers or employees to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or induce or take any other action to in any way knowingly facilitate any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to (including by way of furnishing information or assistance) an Acquisition Proposal, (ii) engage in or otherwise participate in any negotiations or discussions concerning, provide any information to, or cooperate in any way with, any Person relating to, any Acquisition Proposal, or (iii) agree to, approve or recommend any Contract, agreement in principle, letter of intent, term sheet, or other similar instrument relating to any Acquisition Proposal; provided, that in no event shall this Section 9.7 limit Seller and its Affiliates from selling (i) Products, including the sale of non-exclusive licenses, in the Ordinary Course of Business and (ii) tangible assets of the Acquired Business in an amount less than $50,000 in the aggregate.

9.8               Transitional Assistance.  The Parties acknowledge and agree that certain transitional services will be provided as contemplated by the Transition Services Agreement.

9.9               Employee and Related Matters.

(a)            Buyer agrees to extend offers of employment to all of the Scheduled Employees consistent with the terms set forth in this Section 9.9.

(b)            Seller agrees to cooperate with Buyer in coordinating the hiring of the Scheduled Employees including by taking reasonable steps to make sure that each Scheduled Employee is notified of Buyer’s intent to hire such employee.  At Buyer’s request, Seller shall transfer personnel and employer records (or copies thereof) of Scheduled Employees hired by Buyer, except those records that are prohibited from transfer under applicable law, and only if a Scheduled Employee has in writing waived advance notice of the transfer of such records pursuant to the Buyer’s employment /offer acceptance letter. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.9.

(c)            Buyer shall upon employment commencement provide that each Scheduled Employee who becomes an employee of Buyer after the Closing shall (i) receive a base salary that is not less than such Scheduled Employee’s base salary immediately prior to Closing; (ii) be covered by employee benefits plans (other than to the extent any such plans pertain to equity compensation) with terms that are (A) substantially comparable in the aggregate to those employee benefits that covered such Scheduled Employee immediately prior to the Closing and (B) in compliance with applicable laws, regulations and directives, (iii) through March 31, 2014, be covered by commission and bonus plans (other than to the extent any such plans pertain to equity compensation) that are comparable in all material respects to  those that covered such Scheduled Employee immediately prior to the Closing; (iv) have any limitations as to preexisting conditions, exclusions (including active employment for employees on leave or disability), and waiting periods waived (other than limitations or waiting periods that are already in effect with respect to such Scheduled Employee and that have not been satisfied as of the Closing); (v) be provided with credit for any co-payments and deductibles paid by such employee prior to the Closing for purposes of satisfying any applicable deductible or out-of-pocket requirements (to the extent such credits are approved and consented to by the applicable carrier) under any employee welfare benefit plan for the same plan year; (vi) be credited with his or her eligibility, vesting and benefit service accrued with Seller as of the Closing for all purposes, statutory or otherwise, but only to the extent that such service was recognized by any comparable Seller employee plan prior to Closing; and (vii) be eligible to roll over his or her vested account balance (including outstanding loans) from Seller’s benefit plans into a plan maintained by Buyer or into an individual account plan.

(d)            As soon as reasonably practicable following employment commencement in the United States after Closing, Buyer and Seller shall cooperate to cause all net outstanding balances (existing account balances minus reimbursements for the plan year) in each Scheduled Employee’s health care and dependent care flexible spending accounts under Seller’s cafeteria plan (“Seller’s FSA”) transferred to Buyer for allocation under Buyer’s cafeteria plan that includes health care and dependent care spending accounts (“Buyer’s FSA”).  Buyer shall cause the Scheduled Employees whose accounts are being transferred to Buyer to receive a credit in Buyer’s FSA for each Scheduled Employee’s transferred amount, and each Scheduled Employee’s participation in Buyer’s FSA shall be subject to such Scheduled Employee’s health care and dependent care flexible spending salary reduction elections that were made under the Seller’s FSA for the plan year in which Closing occurs.  Seller shall provide Buyer with sufficient information to enable Buyer to determine each Scheduled Employee’s plan year elections, the amount of the transferred account balances and any credits for salary deferral contributions and debits for reimbursement of eligible expenses for the portion of the plan year preceding the Closing Date.

(e)            Employee Transition Services.  Buyer and its Affiliates shall use commercially reasonable efforts to establish a payroll system and employee benefit plans in the applicable jurisdictions to enable Buyer or Buyer’s Affiliates, as applicable, to hire the Scheduled Employees immediately following Closing, or as soon thereafter as is reasonably practicable.  To the extent that Buyer or Buyer’s Affiliates do not have payroll systems and benefit plans in place at Closing, on a temporary basis, Seller or its Affiliates shall lease the Scheduled Employees to Buyer or Buyer’s Affiliates, as applicable, in accordance with the terms of the Transition Services Agreement, at the same wage base and benefit level and under the same Employee Benefit Plans of Seller and its Affiliates as covered the Scheduled Employees immediately prior to Closing.  In certain jurisdictions, also in accordance with the terms of the Transition Services Agreement, Scheduled Employees may commence employment with Buyer or its Affiliates immediately following Closing but continue to be covered by the payroll system and benefit plans of Seller or its Affiliates, as applicable, at the same wage and benefit levels and under the same Employee Benefit Plans as covered such Scheduled Employees immediately prior to Closing.

9.10            Non-Competition; Non-Solicitation and Confidentiality.

(a)            Non-Competition. During the period beginning on the Closing Date and ending on the day that is eighteen (18) months after the Closing Date (the “Non-Compete Period”), Seller shall not, and shall not allow any of its respective Affiliates (including Selling Affiliates) to, directly own any interest in, manage, control, participate in (whether as an owner, operator, franchisor, franchisee, creditor, advisor, representative or otherwise), consult, render services, organize, plan to organize or in any manner engage, or make preparation to engage, anywhere in the world, in any business that would be directly or indirectly competitive with the business of any Business Unit, as presently conducted and as contemplated to be conducted in the current “product roadmap” with respect to such Business Unit, after the Closing (a “Competitive Business”); provided, (i) that in no event shall any entity or Person set forth on Schedule 9.10 (a “Scheduled Competitor”) be considered a Competitive Business solely with respect to the Professional Services Business so long as such Scheduled Competitor does not contract to provide to those entities that are set forth in Schedule 9.10 professional services comprised or in the nature of portal services, application marketplace services, custom application development, or systems integration services including mobile application development and machine to machine applications; (ii) that in no event shall the offer and sale of Seller or any of its wholly-owned Subsidiaries of products (other than the Products) in the product portfolio of Seller or any of its wholly-owned Subsidiaries as of the date hereof or the continued provision by Seller or any of its wholly-owned Subsidiaries of services (other than the Products) of the type and in the manner provided by Seller or any of its wholly-owned Subsidiaries as of the date hereof constitute a Competitive Business; (iii) that ownership of less than 2% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business; provided further, that Seller may acquire a Competitive Business (A) without the prior written consent of Buyer if, and only if, such Competitive Business (1) constitutes a portion of a broader business or enterprise acquired by Seller and (2) has historically had, during each of the three years immediately preceding the date on which such acquisition is consummated, total Competitive Business revenues of less than $5,000,000 per year, and (B) only with the prior written consent of Buyer if such Competitive Business (1) is stand-alone and not part of a broader business or enterprise acquired by Seller or (2) has historically had, during each of the three years immediately preceding the date on which such acquisition is consummated, total Competitive Business revenues of or greater than $5,000,000, and subsequently, during the remainder of the Non-Compete Period, Seller may continue to operate such acquired Competitive Business so long as the total Competitive Business revenues derived therefrom do not exceed $5,000,000 (it being further understood that, in the event Seller elects to divest (or sell the assets attributable to)) any such acquired Competitive Business during the Non-Compete Period, Seller shall provide Buyer with a right of first refusal to purchase such Competitive Business from Seller (at the same price and on the same material terms and conditions that Seller and any third party have otherwise agreed to consummate a transaction with respect thereto). Seller expressly acknowledges and agrees that each and every restriction imposed by this Section 9.10(a) is reasonable with respect to subject matter, time period and geographical area. Notwithstanding the foregoing, in no event shall any of the restrictions with respect to Competitive Business set forth in this Section 9.10 as they relate to a particular Business Unit, apply to any entity that acquires Seller, so long as such acquirer of Seller owned or operated a business substantially similar to such Business Unit, prior to such acquisition of Seller.  Notwithstanding anything to the contrary in this Agreement, the provisions of Section 9.10 shall only apply to an Affiliate of Seller for so long as Seller owns 10% or greater of the outstanding voting securities or other equity interests of such Affiliate.

(b)            Non-Solicitation. Seller agrees that, during the period beginning on the Closing Date and ending on the day that is eighteen (18) months after the Closing Date, without Buyer’s prior written consent it shall not, and shall not permit any of its Affiliates to, directly or indirectly,

(i)    solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or hire any Scheduled Employee or non-Scheduled Employee, as applicable (other than, in each case, through the means of a general advertisement); or

(ii)    solicit or attempt to induce any supplier or other material business relation of the Acquired Business into any business relationship for the purpose of harming Buyer or any of its Affiliates, or the Acquired Business.

(c)            Confidentiality. From and after the Closing Date, Seller shall (and shall cause its Affiliates to) treat and hold as confidential any information concerning the Purchased Assets and the Acquired Business that is not already generally available to the public, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (the “Confidential Information”), refrain from using any of the Confidential Information (except in connection with: the performance of their obligations under this Agreement; Tax-Related matters; financial, accounting, regulatory and audit matters; customer and vendor disputes (subject to the limitations set forth in this Agreement) and other third party disputes; matters of a similar nature to the foregoing; and as otherwise required to comply with applicable law); and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments of the Confidential Information which are in its possession or under its control; provided, however, Seller and its Affiliates shall be entitled to retain a copy of any Confidential Information to the extent required to comply with internal document retention policies. Notwithstanding the foregoing, Confidential Information shall not include information that is (i) generally available to the public other than as a result of a breach of this Section 9.10(c) or (ii) rightfully received after the Closing Date from a third party not under any obligation of confidentiality with respect to such information. In the event that Seller or any Affiliate of Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.10(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Affiliate of Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use its reasonable efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)            Remedy for Breach. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges that the Acquired Business and the Purchased Assets are unique and recognizes and affirms that in the event of a breach by it (or any of its Affiliates) of this Section 9.10, money damages may be inadequate and the non-breaching Party and/or its successors or assigns, may have no adequate remedy at law. Accordingly, the non-breaching Party and/or its successors or assigns, shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by any action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by a Party to enforce this Section 9.10, the other Party hereby waives the defense that there is an adequate remedy at law.

(e)            Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.10 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)            Acknowledgment. Each Party acknowledges and agrees that (i) the restrictions contained in this Section 9.10 are reasonable in all respects (including with respect to the subject matter, time period and geographical area) and in the case of Buyer, are necessary to protect Buyer’s interest in, and value of, the Purchased Assets, (ii) the other Party is primarily responsible for the creation of such value, and (iii) each Party would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 9.10.

9.11            Financial Information.  Seller shall furnish to Buyer any information or documents reasonably requested by Buyer, which is in Seller’s possession or to which Seller has access, constituting, or necessary for obtaining the consent of Seller’s independent accountants with respect to the use of their audit reports on the financial statements with respect to Purchased Assets for periods prior to the Closing Date and shall reasonably cooperate with Buyer in connection therewith.

9.12            Payments With Respect to Fees.   As promptly as practicable Seller (or a Selling Affiliate, to the extent applicable) shall promptly remit to Buyer all monies received by Seller or any of its Affiliates (including Selling Affiliates) following the Closing Date for any revenues attributed to Purchased Contracts for products or services delivered on or after the Closing Date.  Payments remitted to Buyer pursuant to this Section 9.12 shall be in the form received. All remittances made pursuant to this Section 9.12 shall exclude Taxes collected for the purpose of being remitted to a governmental authority.

9.13            Recordation of Transfer of Intellectual Property.  Buyer shall, at its sole expense, be responsible for recordations of the assignment of Intellectual Property in the discretion of Buyer.

9.14            Trademarks; Tradenames; Domain Names.  As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets (excluding, for avoidance of doubt, Seller’s own name and derivations thereof not confusingly similar to those of the Acquired Business), in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders, acknowledgments, customer agreements and other contracts, business documents and marketing materials and Seller’s website; provided, however, that Seller shall be entitled to use such trademarks, trade names and service marks to the extent reasonably necessary to wind down and liquidate its business or to deal with Excluded Assets and Excluded Liabilities.  Buyer shall not use Seller’s name or Seller’s retained trademarks, trade names or service marks, except that it shall be entitled to use the foregoing to the extent constituting Purchased Assets.

9.15            Customer Litigation. Seller acknowledges and agrees that, without the prior written consent of Buyer (which shall not be unreasonably withheld after taking into account each Party’s respective benefits and burdens under the relevant Contract), neither it nor any of the Selling Affiliates, shall initiate or threaten any actions, suits, charges, complaints, arbitrations, grievances, orders, judgments, decrees, investigations or other proceedings against any (a) customer or licensee of any Business Unit or of the Acquired Business that is not also a customer or licensee of Seller under any of the provisions of any Purchased Contract or Resulting Exclusive Contract, or (b) shared customer or shared licensee of the Seller and the Acquired Business or any Business Unit for a period of 12 months following the date hereof, other than, with respect to both (a) and (b) above, for the purpose of (i) collecting accounts receivable arising thereunder following pursuit of other customary methods to collect the same, (ii) pursuing infringement of Intellectual Property not related to the Acquired Business pursuant to a Purchased Contract and (iii) to seek or enforce any Tax Collection Rights.

9.16            Subleased Facilities. If requested by either Party, the Parties agree that they shall work together in good faith to seek to negotiate a subleasing agreement with respect to either or both of the Acquired Business Facilities set forth on Schedule 9.16 (each such Acquired Business Facility, a “Subleased Facility”).  Any such subleasing Agreement entered into at or prior to the Closing shall be referred to herein as a “Sublease”.  The Parties acknowledge and agree that neither Party has any obligation hereunder to enter into a Sublease.

ARTICLE X

MISCELLANEOUS

10.1            Amendment and Waiver.  The terms and conditions of this Agreement may be waived, or consent for the departure therefrom may be granted, only by a written document executed by the Party or Parties granting such waiver or giving such consent. This Agreement, including any provision hereof, may be amended only as set forth in a writing executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.2            Notices.  For purposes of the Closing, the delivery of documents by or to the attorneys or other agents or representatives of a Party shall be deemed to constitute delivery by or to that Party.  All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow).  Notices, demands and communications to Seller and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notice to Seller: Compuware Corporation 1 Campus Martius Detroit, MI 48226 Attention: General Counsel Telecopy: 313-227-9222	with a copy to (which shall not constitute notice to Seller): Dykema 400 Renaissance Center Detroit, Michigan 48243 Attention: Jin-Kyu Koh, Esq. Telecopy: (313) 568-6832
Notices to Buyer: MEP PX Acquisition LLC 338 Pier Avenue Hermosa Beach, CA 90254 Attention: Steve Johnson Telecopy: (310) 364-0110
with a copy to (which shall not constitute notice to Buyer):

Wilson Sonsini Goodrich & Rosati, Professional Corporation
1301 Avenue of the Americas
New York, New York 10019
Attention:  Selim Day, Esq.
Telecopy:  (212) 999-5899

10.3            Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of Seller and Buyer.  Without the prior written consent of any Party, each of Buyer and Seller, and their respective permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) their rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates, or (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, in each case, provided that no such assignment shall release any such Person of its obligations hereunder or thereunder.

10.4            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5            Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person.  Subject to Section 8.2(k), if any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document, except to the extent that such a recovery would result in a duplication of damages.  The word “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation” regardless of whether such words are included in some contexts but not others. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

10.6            Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.7            Entire Agreement.  The Schedules and Disclosure Schedules identified in this Agreement are incorporated herein by reference.  This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.8            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.9            Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.10         Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.

10.11         Consent to Jurisdiction.  THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

10.12         Delivery.  This Agreement and any Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronic transmission in PDF or similar format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No Party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in PDF or similar format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission in PDF or similar format as a defense to the formation of a contract and each such party forever waives any such defense.

10.13        Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14         No Third Party Beneficiaries.  Except as expressly provided in Article VIII, this Agreement is for the sole benefit of the Parties, their heirs, legal guardians and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties, their heirs, legal guardians, successors and permitted assigns, any legal or equitable rights or remedies hereunder.

10.15        Disclosure Schedules.  The Parties acknowledge and agree that (i) the term “Disclosure Schedules” refers to the Disclosure Schedules provided by Seller in response to, or to set forth qualifications or exceptions to, Seller’s representations and warranties in Article V, (ii) the term “Schedule” refers to the other Schedules to this Agreement and (iii) unless expressly stated therein, disclosures on any such Schedule shall not be deemed to be disclosed on any of the Disclosure Schedules, and disclosures on any of the Disclosure Schedules shall not be deemed to be disclosed on any such Schedule, for any purpose hereof.  Subject to the next sentence, each item of information disclosed in a particular Section of the Disclosure Schedules shall be deemed incorporated into, and disclosed on, each other Section of the Disclosure Schedules to the extent such disclosure sets forth facts in sufficient detail so that the relevance of the disclosure to such other Section would be reasonably apparent on its face to a reader of such disclosure. Notwithstanding the previous sentence or any other provision herein to the contrary, (i) the disclosures on Section 5.8 of the Disclosure Schedules shall not be treated as disclosed with respect to any other Disclosure Schedule or any section of the Agreement other than Section 5.8, (ii) the disclosures on Section 5.9 of the Disclosure Schedule, if any, shall not be treated as disclosed with respect to any other Disclosure Schedule or any other section of the Agreement other than Section 5.9, (iii) only those disclosures, if any, expressly set forth on Section 5.8 of the Disclosure Schedules (and not any disclosures on any other Disclosure Schedule) shall be treated as disclosed with respect to Section 5.8 hereof and (iv) only those disclosures, if any, expressly set forth on Section 5.9 of the Disclosure Schedules (and not any disclosures on any other Disclosure Schedule), shall be treated as disclosed with respect to Section 5.9 hereof.  The listing of any disclosure in the Disclosure Schedules shall not constitute any acknowledgement regarding the materiality of such disclosure.  The headings contained in the Disclosure Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules or this Agreement.  The Disclosure Schedules may contain information not required to be disclosed pursuant to the Agreement, and the disclosure of a particular item of information in the Disclosure Schedules shall not be taken as an admission by Seller that the disclosure is required to be made under the terms of any such representation or warranty.  Any such non-required information is included solely for informational purposes, and the inclusion of such information shall not be deemed to enlarge, enhance, or diminish any of the representations or warranties of the Seller in or otherwise alter in any way the terms of the Agreement. Nothing in the Disclosure Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item on a Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty requires the listing of the document or other item itself).

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be executed by its respective officer thereunto duly authorized, all as of the day and year first above written.

BUYER:

MEP PX ACQUISITION LLC

By: Marlin Management Company, LLC, its manager

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	Partner

[Asset Purchase Agreement Signature Page]

SELLER:

COMPUWARE CORPORATION

By:	/s/ Joseph R. Angileri
Name:	Joseph R. Angileri
Its:	Chief Financial Officer and Treasurer

[Asset Purchase Agreement Signature Page]